Execution Version

AMENDED AND RESTATED CONVERTIBLE NOTE FACILITY AGREEMENT

DATED AS OF MARCH 3, 2017

BY AND BETWEEN

ECO-STIM ENERGY SOLUTIONS, INC., as the Issuer

AND

FT SOF VII HOLDINGS, LLC, as the Note Purchaser

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Accounting Terms	23
1.3	Other Definitional Provisions	23
SECTION 2. THE NOTES, CLOSING AND DELIVERY		23
2.1	The Notes and Closing	23
2.2	Advances	24
2.3	Use of Proceeds	25
SECTION 3. THE NOTES – MATURITY, INTEREST AND PAYMENTS		25
3.1	Maturity and Principal Payments	25
3.2	Interest	25
3.3	Principal Payments and Prepayments	26
3.4	Application of Payments	28
3.5	General Provisions Regarding Payment	28
3.6	Taxes	28
SECTION 4. CONDITIONS TO EFFECTIVENESS AND THE FINAL ADVANCE		31
4.1	Conditions to the Purchase of the Additional Notes and the Final Advance	31
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER		36
5.1	Ownership and Organization	36
5.2	Authorization of Issuance	38
5.3	Contingent Liabilities, Long Term Commitments	43
5.4	No Changes	43
5.5	Title to Properties and Assets, Liens	43
5.6	Litigation and Compliance with Law	44
5.7	Taxes	44
5.8	Business Agreements and Performance of Contractual Obligations	44
5.9	Regulation	45
5.10	ERISA	45
5.11	Authorizations	46
5.12	Environmental Protection	46
5.13	Labor Matters	48
5.14	Financial Advisers, Finders and Brokers	48
5.15	Solvency	48

5.16	Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions	48
5.17	Full Disclosure	50
5.18	Insurance	50
SECTION 6. AFFIRMATIVE COVENANTS OF THE ISSUER		50
6.1	Financial Statements, Notices and Other Reports	50
6.2	Corporate and Partnership Existence	54
6.3	Payment of Taxes and Claims	54
6.4	Maintenance of Properties, Insurance	55
6.5	Compliance with Applicable Laws and Authorizations	55
6.6	Inspection	55
6.7	Security Interest, Filings and Reportings	56
6.8	Books and Records	57
6.9	Material Agreements	57
6.10	Environmental Disclosure and Investigation	57
6.11	Remedial Action Regarding Hazardous Materials	58
6.12	Casualty or Condemnation Event	59
6.13	[Reserved]	59
6.14	Right of First Offer	59
6.15	Required Consents	60
6.16	Disclosure of Transactions and Other Material Information	61
6.17	Reservation of Shares	62
6.18	Subsidiary Guarantee	62
6.19	[Reserved]	62
6.20	Budget and Use of Proceeds	62
6.21	Post-Closing Requirements. The Issuer shall, and shall cause each other Subject Company to:	64
SECTION 7. NEGATIVE COVENANTS OF THE ISSUER		64
7.1	Indebtedness and Contingent Obligations	64
7.2	Prohibition on Liens and Related Matters	64
7.3	Investments and Joint Ventures	65
7.4	Restriction on Fundamental Changes and Asset Sales	65
7.5	Restrictions on Issuances or Transfers of Securities	66
7.6	Transactions with Affiliates	66
7.7	Restrictions on Conduct of Business	67

7.8	Restrictions on Prepayment or Refinancing of Indebtedness	67
7.9	Restricted Payments	67
7.10	Fiscal Year	68
7.11	ERISA	68
7.12	Accountant	68
7.13	Minimum EBITDA	68
7.14	Cash	68
SECTION 8. EVENTS OF DEFAULT		69
8.1	Events of Default	69
8.2	Remedies	72
SECTION 9. MISCELLANEOUS		73
9.1	Registration and Transfer of the Notes	73
9.2	Costs and Expenses	75
9.3	Indemnity	76
9.4	Amendments and Waivers	77
9.5	Notices	77
9.6	Survival of Warranties and Certain Agreements	78
9.7	Failure or Indulgence Not Waiver, Remedies Cumulative	78
9.8	Severability	78
9.9	Headings	78
9.10	Independence of Covenants	78
9.11	Applicable Law	79
9.12	Successors and Assigns, Subsequent Holders of the Notes	79
9.13	Marshaling, Payments Set Aside	79
9.14	Set-Off	79
9.15	Ratable Sharing	80
9.16	Classification of Transaction	81
9.17	Consent to Jurisdiction and Service of Process	81
9.18	Waiver of Jury Trial	82
9.19	Exculpation	82
9.20	This Agreement Controls	82
9.21	Counterparts, Effectiveness	82
9.22	Representations of the Note Purchaser	82
9.23	Confidentiality	86
9.24	Reinstatement	87
9.25	Coordination Among the Note Holders	88

SCHEDULES

Schedule 2.3A	–	Use of Proceeds
Schedule 5.1A	–	Ownership
Schedule 5.2B	–	Consents
Schedule 5.2C	–	Government Consents
Schedule 5.2L	–	Transactions With Affiliates
Schedule 5.2R	–	Other Covered Persons
Schedule 5.3	–	Contingent Obligations of Eco-Stim Argentina
Schedule 5.6	–	Litigation
Schedule 5.7	–	Taxes
Schedule 5.12	–	Environmental Non-Compliance

EXHIBITS

Exhibit A-1	–	Form of Initial Note
Exhibit A-2	–	Form of Additional Note
Exhibit B	–	Advance Notice
Exhibit C	–	U.S. Tax Compliance Certificate
Exhibit D	–	U.S. Tax Compliance Certificate
Exhibit E	–	Anti-Corruption Certification

AMENDED AND RESTATED CONVERTIBLE NOTE FACILITY AGREEMENT

This Amended and Restated Convertible Note Facility Agreement is dated as of March 3, 2017 by and between ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Issuer”), and FT SOF VII HOLDINGS, LLC, a Delaware limited liability company (the “Note Purchaser”). The Note Purchaser and any other registered holder of Notes hereunder is referred to as a “Note Holder” and collectively, as “Note Holders.”

RECITALS

WHEREAS, the Issuer entered into that certain Convertible Note Facility Agreement, dated as of May 28, 2014 (as amended by that certain First Amendment to Convertible Note Facility Agreement and as further amended, supplemented or otherwise modified by the Purchase, Sale and Assignment Agreement (as defined below), the “Original Convertible Note Facility Agreement”), with ACM Emerging Markets Master Fund I, L.P. (“ACM”);

WHEREAS, pursuant to that certain Purchase, Sale and Assignment Agreement, dated as of March 3, 2017 (the “Purchase, Sale and Assignment Agreement”), by and among the Note Purchaser, ACM and the Subject Companies, (x) the Note Purchaser purchased from ACM, among other things, $22.0 million aggregate principal amount of the Issuer’s 14% Convertible Notes due 2018 issued and outstanding under the Original Convertible Note Facility (the “Initial Notes”) and all other Transferred Note Rights (as defined in the Purchase, Sale and Assignment Agreement) and (y) the Note Purchaser became the sole “Note Purchaser” and sole “Note Holder” under, and as defined in, the Original Convertible Note Facility Agreement; and

WHEREAS, the Issuer and the Note Purchaser desire to amend and restate the Original Convertible Note Facility Agreement on the terms, and subject to the conditions, set forth herein.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the Parties intending to be legally bound, hereby agree that the Original Convertible Note Facility is hereby amended and restated as follows:

SECTION 1. DEFINITIONS

1.1 Certain Defined Terms

The following terms used in this Agreement (including in the Recitals) shall have the following meanings:

“8-K Filing” has the meaning set forth in Section 6.16.

“Acceptable Insurance Carriers” means financially sound and reputable insurance companies authorized and licensed to do business in each jurisdiction where the Subject Companies conduct business or any other Collateral is located with a minimum “A” rating from A.M. Best or an equivalent rating from any other comparable insurance ratings bureaus, or other insurance companies of recognized responsibility satisfactory to the Note Holders.

“Accountant” means, with respect to the Issuer, Whitley Penn LLP, or such other nationally recognized public accounting firm as the Note Holders may approve in writing prior to the engagement of such accounting firm, and with respect to any other Subject Company, a regionally recognized and reputable accounting firm as the Note Holders may approve in writing prior to the engagement of such accounting firm.

“ACM” has the meaning assigned to such term in the Recitals hereto.

“Additional Notes” has the meaning assigned to such term in Section 2.1A(ii).

“Additional Transaction Documents” means any documents or agreements relating to the transactions contemplated hereby entered into by any Transaction Document Party with the Note Holders or for the expressed benefit of the Note Holders as a third party beneficiary after the Amendment and Restatement Closing Date.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, (i) no individual shall be deemed an Affiliate of a Person solely by reason of his or her being a director, committee member, officer or employee of such Person and (ii) the Note Holders shall not be deemed Affiliates of the Subject Companies.

“Aggregate Amounts Due” has the meaning set forth in Section 9.15A.

“Agreement” means this Convertible Note Facility Agreement, including all attached Schedules and Exhibits.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Issuer to be entered into pursuant to Section 4.1T, in form and substance satisfactory to the Note Purchaser.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into pursuant to Section 4.1V, in form and substance satisfactory to the Note Purchaser.

“Amended and Restated Stockholder Rights Agreement” means the Amended and Restated Stockholder Rights Agreement to be entered into pursuant to Section 4.1W, in form and substance satisfactory to the Note Purchaser.

“Amended and Restated U.S. Security Agreement” means the Amended and Restated Security and Guaranty Agreement to be entered into pursuant to Section 4.1A(vi), in form and substance satisfactory to the Note Purchaser.

“Amended and Restated Viking Intercompany Note” means the Amended and Restated Viking Intercompany Note to be entered into pursuant to Section 4.1X, in form and substance satisfactory to the Note Purchaser.

“Amendment and Restatement Closing Date” has the meaning assigned to such term in Section 2.1B.

“Approved Budget” has the meaning assigned to such term in Section 6.20A.

“Argentina” means the Argentine Republic.

“Argentina Security Agreement” means the registered pledge of assets entered into by Viking Rock for the benefit of the Original Note Purchaser, as amended, amended and restated, supplemented, modified or replaced as of the Amendment and Restatement Closing Date or thereafter from time to time.

“Argentina Share Pledge” means the Share Pledge Agreement entered into as of the Original Closing Date by the Issuer, for the benefit of the Original Note Purchaser, as amended, amended and restated, supplemented, modified or replaced as of the Amendment and Restatement Closing Date of thereafter from time to time.

“Authorizations” means all permits, licenses, orders, approvals, consents, exemptions, rulings, decrees, tariffs, filings, certifications, franchises, building permits, plot plan approvals, subdivision approvals, site plan reviews, environmental approvals (including an environmental impact statement or other reviews or environmental assessment report required under Environmental Laws), sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlement, drilling permits and other authorizations, whether now existing or hereafter issued to, or obtained by, any Transaction Document Party or any other Subject Company that, (i) relate to or concern in any way to the business of any of the Subject Companies, any of the transactions contemplated hereby or by any Transaction Document, or the exercise by any Note Holder of its rights under the Security Documents, and (ii) are given or issued by any Governmental Authority.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Interest” has the meaning set forth in Section 3.2A.

“Benefit Plan Investors” include (a) any employee benefit plan (as defined in section 3(3) of ERISA), that is subject to Title I of ERISA, (b) any plan to which Section 4975 of the Internal Revenue Code applies, including, without limitation, individual retirement accounts and Keogh plans, and (c) any entity, the underlying assets of which include plan assets of a plan described in (a) or (b) above by reason of a plan’s investment in the entity, including without limitation for this purpose, the general account of an insurance company, any of the underlying assets of which constitute “plan assets” under Section 401(c) of ERISA, or a wholly owned subsidiary thereof.

“Bienville” means Bienville Argentina Opportunities Master Fund, L.P.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person, and (iv) in the case of any other type of Person, the functional equivalent of the foregoing.

“Business Agreement” means each indenture, mortgage, deed of trust, contract, undertaking, agreement, lease, easement or other instrument to which any Subject Company is or becomes a party or by which any Subject Company, any Subject Company Property or Subject Company’s Securities are or become bound or to which any Subject Company, any Subject Company Property or Subject Company’s Securities are or become subject.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or which is a day on which banking institutions located in any such jurisdiction are authorized or required by Law or other action by any Governmental Authority to close.

“Casualty Event” means any event that causes any Subject Company Property, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Casualty/Condemnation Proceeds” means all amounts and proceeds of any kind (including instruments) received in respect of any Casualty Event or Condemnation Event.

“Change of Control” has the meaning set forth in Section 3.3C.

“Closing” has the meaning set forth in Section 2.1B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the “Collateral” as defined in the Amended and Restated U.S. Security Agreement, “Security Assets” as defined in each of the Viking Security Agreements and the Viking Share Pledges, “Pledged Shares” as defined in the Argentina Share Pledge and any other collateral as defined in or in which a security interest is granted or purported to be granted to any Person for the benefit of the Note Holders under any Security Document.

“Commitment” means $17.0 million.

“Common Stock” means the Issuer’s common stock, par value $0.001 per share.

“Condemnation Event” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of, or proceeding by, any Governmental Authority relating to any Subject Company Property.

“Contingent Obligation,” as applied to any Person, means any direct or indirect obligation or other liability, contingent or otherwise (an “obligation”) of that Person:

(i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring such obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof; or

(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.

Contingent Obligations shall include:

(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another;

(b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other parties to an agreement; and

(c) any obligation of such Person for the obligation of another through any agreement (contingent or otherwise) to: (1) purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise); or (2) maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under this clause (c), the primary purpose or intent thereof is as described in the preceding sentence.

The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is expressly limited under the terms of the documentation establishing such Contingent Obligation.

“Default Interest Rate” has the meaning set forth in Section 3.2B.

“Disqualification Event” has the meaning set forth in Section 5.2Q.

“Dollars” or “$” means dollars in the legal tender of the United States.

“DTC” means The Depository Trust Issuer.

“EBITDA” means, for any period the sum of:

(i) (a) net income (or loss) of the Issuer for such period (excluding extraordinary gains), plus (b) all interest expense of the Issuer for such period, plus (c) all charges against income of the Issuer for such period for federal, state and local taxes actually paid, each consolidated in accordance with GAAP of the accounts or other items of the Issuer;

(ii) depreciation expenses for such period; plus

(iii) amortization expenses for such period; plus

(iv) other expenses reducing net income of the Issuer which do not represent a cash item in such period or any future period; less

(v) gains increasing net income of the Issuer which do not represent a cash item in such period or any future period;

in each case, calculated for such period in accordance with GAAP.

“Eco-Stim Argentina” means EcoStim Energy Solutions Argentina S.A., a sociedad anónima incorporated under the laws of Argentina.

“EcoStim Texas” means EcoStim, Inc., a Texas corporation.

“Employee Benefit Plan” means any “employee benefit plan”, including but not limited to “employee benefit plans” as defined in Section 3(3) of ERISA, any defined compensation, equity or equity based inactive plans which is or was established, maintained, sponsored or contributed to, or is or was required to be established, maintained, sponsored or contributed to, by any Subject Company or any of its ERISA Affiliates or with respect to which any Subject Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Environmental Claim” means any investigation, notice, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including death), property damage, contribution, indemnity, indirect or consequential damages, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or operating restrictions, in each case relating to, resulting from or in connection with Hazardous Materials or the violation or alleged violation of any Environmental Law and relating to any Subject Company or any Subject Company Property.

“Environmental Laws” means all applicable current or future federal, state, regional, municipal and local laws contained in any statutes, ordinances, orders, rules, regulations, judgments, approvals, permits and drilling permits, as interpreted by the relevant Governmental Authorities, whether of the United States, Argentina or any other nation or jurisdiction, relating to:

(i) environmental matters, including those relating to fines, injunctions, penalties, damages, monetary contribution, cost recovery compensation, losses or injuries resulting from a Release or threatened Release;

(ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or

(iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to any Subject Company or any properties of any of the foregoing, including the following laws of Argentina: Law 25,675 (General Environmental Law), Law 24,501 (Hazardous Waste Law), and general regulations and minimum standards specifically applicable to hydrocarbon activities issued by the Argentine National Secretariat of Energy while exercising the powers delegated by law to that effect (including Resolutions 105/92, 25/04, 341/93, 342/93, 143/98, 5/96 and 318/10), as well as all regulations promulgated thereunder, and any analogous future or present local, state or federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase, subscription or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” as applied to any Person means:

(i) corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member;

(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and

(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

Any former ERISA Affiliate of any Subject Company shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of any Subject Company and with respect to liabilities arising after such period for which any Subject Company could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means:

(i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) days’ notice to the PBGC has been waived by regulation);

(ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure by a Subject Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan;

(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(iv) the withdrawal by a Subject Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA;

(v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(vi) the imposition of liability on a Subject Company or any of its ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii) the withdrawal of a Subject Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Subject Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

(viii) the occurrence of an act or omission which could give rise to the imposition on a Subject Company or any of its ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code other than Sections 4977, 4979, 4980B or 4980D or under Sections 409, 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan;

(ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against a Subject Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan;

(x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or

(xi) the imposition of a Lien against any Subject Company, any of its ERISA Affiliates or any of their respective assets pursuant to Sections 412 or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Note Holder or required to be withheld or deducted from a payment to a Note Holder:

(i) Taxes imposed on or measured by net income (however denominated, and including branch profits Taxes) or franchise Taxes, in each case, (a) imposed as a result of such Note Holder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (b) that are Other Connection Taxes;

(ii) United States federal withholding Taxes imposed on amounts payable to or for the account of a Foreign Note Holder with respect to an applicable interest in any loan hereunder pursuant to a law in effect on the date on which (a) such Note Holder acquires such interest in the loan or (b) such Note Holder changes its lending office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Note Holder’s assignor immediately before such Note Holder became a party hereto or to such Note Holder immediately before it changed its lending office;

(iii) Taxes attributable to such Note Holder’s failure to comply with Section 3.6E; and

(iv) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into by the United States and a foreign jurisdiction to implement the information reporting requirements imposed by such Sections of the Code, and any local law rules, regulations and other guidance issued in connection to such intergovernmental agreement.

“Final Advance” means the advance of funds made under the Additional Notes on the Amendment and Restatement Closing Date in accordance with this Agreement.

“Fir Tree Partners” means Fir Tree Inc. and its Affiliates and managed funds (including the Note Purchaser).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means each twelve-month period ending on December 31st of each calendar year.

“Foreign Note Holder” means a Note Holder that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not a U.S. person.

“FSHCO” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia substantially all of whose assets consist of Equity Interests and/or indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” (within the meaning of Section 957 of the Internal Revenue Code).

“Full Note Conversion” means the conversion of all outstanding Notes and all interest thereon that has come due and payable into Shares in accordance with the terms of the Notes.

“Funding Date” means the date upon which the Final Advance is made.

“GAAP” means generally accepted accounting principles of the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any court, agency, authority, board, bureau, commission, department, regulatory or administrative body (including the SEC and Nasdaq), office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, domestic or foreign, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether now or hereafter in existence.

“Hazardous Materials” means:

(i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances” or any other formulations intended to define, list or classify substances as hazardous under any applicable Environmental Laws;

(ii) any oil, petroleum, petroleum fraction or petroleum derived substance;

(iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;

(iv) any flammable substances or explosives;

(v) any radioactive materials;

(vi) asbestos in any form;

(vii) urea formaldehyde foam insulation;

(viii) electrical equipment which contains any dielectric fluid containing polychlorinated biphenyls;

(ix) pesticides; and

(x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or under any Environmental Law.

“IMPACT Lease” means that certain Coiled Tubing Asset Package Lease Agreement, dated as of December 21, 2013, between the Issuer and IMPACT ENGINEERING, AS, a Norwegian Corporation.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control”.

“Indebtedness” means, as applied to any Person, without duplication:

(i) all obligations for borrowed money (and any notes payable, drafts accepted, letters of credit or similar instruments representing extensions of credit whether or not representing obligations for borrowed money) whether for principal, interest, fees or otherwise;

(ii) any obligation owed in respect of the deferred purchase price of property (or the cost of construction thereon or improvements thereto) or services (excluding any obligations to suppliers of goods or services, contractors, materialmen, repairmen and the like which are unsecured, are incurred in the ordinary course of business on normal trade terms, are not evidenced by a note or similar instrument, are due in full no later than forty-five (45) days after the date incurred and are paid when due in accordance with such terms);

(iii) any unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA);

(iv) any obligation secured by a Lien in respect of property owned or held by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation;

(v) any obligation of such Person created or arising under any conditional sale agreement or other title retention agreement; and

(vi) that portion of the obligations of such Person with respect to any lease of any property (whether real, personal or mixed) by that Person as lessee that is accounted for as a capital lease that is properly classified as a liability on the balance sheet in accordance with GAAP as applied to such Person.

“Indemnified Liabilities” has the meaning set forth in Section 9.3B.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Subject Company under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.3A.

“Initial Budget” has the meaning set forth in Section 4.1J.

“Initial Notes” has the meaning assigned to such term in the Recitals hereto. The Initial Notes shall be represented by an amended and restated convertible secured promissory note substantially in the form of Exhibit A-1.

“Interest Payment Date” means February 15 and August 15 of each Fiscal Year, commencing with August 15, 2017.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service of the United States.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Covered Persons” has the meaning set forth in Section 5.2Q.

“Law” means any applicable common law and any constitutional provision, statute or other law, rule, treaties, regulation, permits, licenses, approvals, interpretations, code, order, ordinance or interpretation of any of the foregoing by any Governmental Authority, whether foreign or domestic, including any Environmental Law, and any orders or decrees of any court or arbitrator.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement granting any security interest).

“Liquidity” means the sum of (a) all cash amounts on deposit in deposit accounts of (x) each of the U.S. Subject Companies and (y) each of the other Subject Companies and (b) all pending deposits that are reasonably expected to be credited to such deposit accounts within one (1) week minus the sum of (x) the aggregate amount of outstanding un-cashed checks that are to be drawn on such deposit accounts and (y) un-cashed checks with respect to payroll payments that are to be drawn on such deposit accounts which have been outstanding for more than one (1) week.

“Liquidity Report” means a statement, prepared by the chief financial officer of the Issuer in form and substance satisfactory to the Note Purchaser and delivered by the Subject Companies in accordance with Section 6.20C, which statement shall (a) provide sufficient information to calculate each component of the definition of Liquidity and (b) set out the calculation of Liquidity taking into account any proceeds of the Additional Notes.

“Make Whole Premium” means (x) with respect to any prepayment of Notes by the Issuer, in whole or in part, at any time prior to the receipt of all Required Consents, the present value of all Base Interest that would have accrued and been payable on such prepaid Notes from the date of such prepayment through and including the Maturity Date assuming such Notes remained outstanding until the Maturity Date, calculated using a discount rate equal to the Treasury Rate as of such prepayment date and (y) with respect to any prepayment of Notes by the Issuer, in whole or in part, at any time that any Notes remain outstanding after receipt of all Required Consents due to the occurrence of a Partial Note Conversion or a Note Conversion Suspension Event or a failure to satisfy any conditions to a Note Conversion that is set forth in the Notes, two-thirds (2/3) of the amount set forth in the preceding clause (x).

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means the occurrence of any of the following:

(i) a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) of the Subject Companies, taken as a whole;

(ii) a material impairment of the ability of any Transaction Document Party to perform, or any Note Holder to enforce, any of the Obligations;

(iii) a material adverse effect on the validity, enforceability or priority of the security interests granted to any Note Holder securing the Obligations; or

(iv) a material adverse effect on the ability of the Issuer to satisfy the requirements for conversion of the Notes into Common Stock.

“Material Agreements” means each Business Agreement, in each case, whether now existing or entered into after the Amendment and Restatement Closing Date, which could reasonably be expected to result in material liability on any Subject Company or the termination thereof could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means May 28, 2018.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Net Proceeds” means:

(i) in connection with any asset sale, or any Casualty/Condemnation Proceeds, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such asset sale, amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on any asset that is the subject of such asset sale or Casualty/Condemnation Proceeds (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of Taxes paid (after taking into account any available Tax credits or deductions and any Tax sharing arrangements); and

(ii) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Norwegian Subject Companies” means, collectively, Viking Rock and Viking Rock Holding.

“Note Conversion” means the Full Note Conversion or the Partial Note Conversion, as applicable.

“Note Conversion Date” means the Business Day on which the Full Note Conversion or the Partial Note Conversion occurs.

“Note Conversion Rate” has the meaning set forth in the Notes.

“Note Conversion Suspension Event” means the occurrence of any of the following: (i) the Common Stock ceasing to be quoted on Nasdaq (ii) the incurrence by any of the Subject Companies of liabilities in excess of $250,000 in the aggregate for all Subject Companies, unless such liabilities are incurred in connection with the purchase of equipment by the Subject Companies or the lease by the Subject Companies of facilities to be used to support the performance of customer contracts of the Subject Companies; (iii) any Event of Default; (iv) a Material Adverse Effect; or (v) the non-compliance by any Subject Company with any requirement of Law.

“Note Holders” has the meaning set forth in the Preamble.

“Note Purchaser” has the meaning set forth in the Preamble.

“Notes” means the Initial Notes and the Additional Notes.

“Obligations” means all obligations and other liabilities of every nature of the Issuer or any other Transaction Document Party now or hereafter existing under or arising out of or in connection with this Agreement or any of the other Transaction Documents, including all advances under the Notes, and all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to any Transaction Document Party, would accrue on such obligations or other liabilities), premium (including the Make Whole Premium), fees, costs, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or other liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Note Holder as a preference, fraudulent transfer or otherwise.

“Officer’s Certificate” means a certificate in form and substance satisfactory to the Note Holders executed on behalf of a Transaction Document Party by its president, chief executive officer, vice president, chairman, management committee member, chief financial officer, chief accounting officer, partner or manager.

“Organizational Documents” means:

(i) in the case of any corporation, the articles or certificate of incorporation and bylaws of such corporation;

(ii) in the case of any partnership, the partnership agreement of such partnership and, if applicable, the certificate of formation;

(iii) in the case of a limited liability company, the regulations, operating agreement or limited liability company agreement and the certificate or articles of formation; or

(iv) in the case of any such Person described above in this definition, or any other form of entity, any similar constitutive documents of such Person.

“Original Convertible Note Facility Agreement” has the meaning assigned to such term in the Recitals hereto.

“Original Note Purchaser” means, collectively, the “Note Purchaser” and the “Note Holders” under the Original Convertible Note Facility Agreement.

“Other Connection Taxes” means, with respect to any Note Holder, Taxes imposed as a result of a present or former connection between such Note Holder and the jurisdiction imposing such Tax (other than connections arising from such Note Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any loan made hereunder or Transaction Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Note.

“Partial Note Conversion” means the conversion of the Additional Notes and all interest thereon that has come due and payable into Shares in accordance with the terms of the Additional Notes.

“Participant Register” has the meaning set forth in Section 9.1B(iii).

“Parties” means, collectively, the Issuer and the Note Holders.

“Payment Instructions” has the meaning set forth in Section 3.5B.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means that certain Perfection Certificate, dated March 3, 2017, delivered by the subject companies.

“Permitted Contest Procedures” means a contest by any Person, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any requirement of Law, Tax, assessment, fee, governmental charge or levy or any Lien or other claim, payment or matter (legal, contractual or other) by appropriate proceedings if:

(i) the Person contesting such claim diligently pursues such contest;

(ii) the Person contesting such claim sets aside adequate cash reserves with respect to the contested claim to the extent required by GAAP;

(iii) during the period of such contest the enforcement of any contested claim or requirement of Law or any Lien on any asset of a Subject Company imposed in connection therewith is effectively stayed;

(iv) such contest does not involve, (a) any material risk or danger of foreclosure, sale, forfeiture or loss of, or any material risk or material danger of the imposition of a Lien on, any of the Subject Company Properties or any material portion thereof; (b) any material risk or danger of the loss or impairment of any Lien granted under any of the Security Documents; (c) any material risk or danger of any impairment of the ownership of any of the Subject Company Properties or any material risk or material danger of any impairment of the use, operation or maintenance thereof in material respect; (d) any material risk or danger of any criminal or civil liability being incurred by any Note Holder (whether or not material); and (e) any material risk or material danger of resulting in any other Material Adverse Effect; and

(v) after the resolution of any such contest, such contested claim, together with any interest or penalties thereon, shall be paid in full.

“Permitted Contingent Obligations” means:

(i) Contingent Obligations of Eco-Stim Argentina, in respect of surety bonds, performance bonds, importation bonds or bid bonds, in each case as reasonably determined by the management of the Issuer as necessary for the conduct of Eco-Stim Argentina’s business and contemplated in the Approved Budget, in an aggregate amount not exceeding $15,000,000 at any time outstanding;

(ii) Contingent Obligations of Eco-Stim Argentina set forth on Schedule 5.3 and reflected on the balance sheet of the Issuer provided to the Note Purchaser at the Closing; and

(iii) any retirement or similar obligations of Eco-Stim Argentina set forth on Schedule 5.3 and any retirement or similar obligations of Eco-Stim Argentina incurred before or after the Amended and Restatement Closing Date;

provided that the aggregate amount of Contingent Obligations of Eco-Stim Argentina (other than business closure costs that may be incurred in connection with a closure approved by the Board of Directors of Issuer) at any time outstanding under clauses (ii) and (iii) in this definition shall not exceed $500,000.

“Permitted Indebtedness” means:

(i) Indebtedness and Contingent Obligations under this Agreement and the other Transaction Documents;

(ii) Permitted Contingent Obligations to the extent incurred by a Person permitted to incur such obligation under the definition of such term;

(iii) [reserved];

(iv) Indebtedness incurred in connection with financing insurance premiums in the ordinary course of business;

(v) Indebtedness incurred in connection with the IMPACT Lease prior to the date of this Agreement; and

(vi) unsecured Indebtedness of an amount not to exceed at any time an aggregate of 1,000,000 Argentine pesos.

“Permitted Lien” means any of the following types of Liens (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA, any Lien relating to or imposed in connection with any Environmental Claim, and any Lien expressly prohibited by any applicable term of any of the Security Documents):

(i) Liens created pursuant to any Transaction Document;

(ii) Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or the payment of which is not required by Section 6.3 or the payment of which are being contested in accordance with Permitted Contest Procedures;

(iii) Liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety and appeal bonds, leases, and performance bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv) judgment Liens that do not constitute an Event of Default, that have been bonded and that are being contested in accordance with Permitted Contest Procedures;

(v) statutory Liens of landlords, statutory Liens of banks and rights of set-off, mechanics’ and materialmen’s liens, and other Liens imposed by applicable Law, in each case arising in the ordinary course of business in respect of sums not yet delinquent or sums which are being contested in accordance with Permitted Contest Procedures; and

(vi) easements or other matters affecting the real property of a Subject Company which do not constitute Liens securing any monetary obligations, do not materially detract from the value or marketability of such property and which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

“Permitted Transferee” means:

(i) any bank, insurance company, trust company or other institutional investor; or

(ii) any other Person that is:

(a) an assignee or transferee of all or any portion of the assets or investments of any Note Holder;

(b) the partners, members, beneficiaries or separate account participants of any Note Holder;

(c) any successor trustee, investment manager or investment advisor of any Note Holder;

(d) any Affiliate of any Note Holder (including any special purpose entity owned thereby);

(e) any investment or other fund with respect to which Fir Tree Partners is a manager or investment advisor or serves a similar function; or

(f) any limited partner or other investor in any such fund described in clause (e) or in any Note Holder, as a co-investor.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, sociedades anónimas, aksjeselskap, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Prepayment Notice” means a written notice by the Issuer to the Note Holders of the Issuer’s desire to make a prepayment in accordance with the terms of this Agreement.

“Proceedings” has the meaning set forth in Section 6.1B(xii).

“Proxy Filing Date” means the day on which the Issuer files with the SEC its FORM DEF 14A in respect of its 2017 annual meeting.

“Proxy Statement” has the meaning set forth in Section 6.15.

“Purchase, Sale and Assignment Agreement” has the meaning assigned to such term in the Recitals hereto.

“Regulation D Securities” means Rule 506(b) under the Securities Act.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Required Consents” means all consents, authorizations and approvals (including shareholder approvals) of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person, or pursuant to any contract or agreement applicable to an Subject Company, that are required in connection with the Note Conversion.

“Reporting Period” has the meaning set forth in Section 6.7C.

“Required Reserved Amount” has the meaning set forth in Section 6.17.

“Restoration” means, in the case of any Casualty Event or Condemnation Event, the restoration, repair, replacement or rebuilding of the applicable damaged asset, including designing, engineering, constructing and completing such repair or restoration, or the applicable portion thereof subject to the Casualty Event or Condemnation Event, as nearly as practicable to its value, condition and character immediately prior to such Casualty Event or Condemnation Event, with such alterations and additions as may be made pursuant to and subject to the applicable provisions of this Agreement and the Security Documents, together with any temporary repairs and property protection measures taken pending completion of the work.

“Rule 144” means, collectively, Rule 144 or Rule 144A promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all filings, reports, schedules, forms, statements and other documents required to be filed by the Issuer with the SEC pursuant to the reporting requirements of the Exchange Act (including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities” means any stocks, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Agreements” means, collectively, the Amended and Restated U.S. Security Agreement, the Viking Security Agreements, the Viking Share Pledges, the Argentina Share Pledge and the Argentina Security Agreement.

“Security Documents” means, collectively, the Security Agreements and any Additional Transaction Documents which (i) purport to grant a Lien to the Note Holders on any assets or property of such Transaction Document Party to secure payment or performance of the Obligations, or (ii) otherwise secure or purport to secure the payment or performance of the Obligations.

“Shareholder Loan Agreement” means that certain Loan and Security Agreement, dated November 30, 2016, by and among the Borrower, Bienville and Travis K. Anderson.

“Shares” means the shares of Common Stock of the Issuer authorized to be issued by the Issuer to the Note Purchaser upon a Note Conversion pursuant to the provisions of this Agreement and the Notes.

“Similar Law” has the meaning set forth in Section 9.22M(i).

“Solvent” means, with respect to any Person, that as of the date of determination, both:

(i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent obligations) of such Person and (2) greater than the amount that will be required to pay the probable liabilities of such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;

(b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and

(c) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due; and

(ii) such Person is solvent within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers.

“Stockholders Meeting” has the meaning set forth in Section 6.15.

“Subject Companies” means, collectively, the U.S. Subject Companies, the Norwegian Subject Companies and Eco-Stim Argentina, and each of the Issuer’s other direct and indirect Subsidiaries from time to time (if any).

“Subject Company Properties” means any and all facilities and other assets and real and personal property (including all buildings, fixtures or other improvements located on any real property) now, hereafter or heretofore owned, leased, operated or used by any Subject Company, including facilities and other assets and real and personal property located in Argentina or in the United States.

“Subsidiary” means, as applied to any Person:

(i) any corporation, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership or limited liability company of which: (a) more than fifty percent (50%) of the economic interests are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) which such Person or one or more of the other Subsidiaries of that Person or a combination thereof controls (including any Person in which such Person or one or more other subsidiaries of that Person or a combination thereof own or control more than fifty percent (50%) of the general partner or managing member interests).

“Tax Returns” has the meaning set forth in Section 5.7.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Transaction Document Parties” means, collectively, as of the Amendment and Restatement Closing Date, the Subject Companies, and thereafter, any other Person subsequently designated as a Transaction Document Party by the Note Holders at the time such Person enters into an Additional Transaction Document. Transaction Document Parties shall not include the Note Holders or any of their Affiliates.

“Transaction Documents” means, as of the Amendment and Restatement Closing Date, this Agreement, the Security Documents, the Perfection Certificate, the Notes and, thereafter, such Transaction Documents and any Additional Transaction Documents.

“Transferee” means any Person that is a transferee or assignee of, or that has been granted a participation in, the Notes, and any successor to such Person’s or any other Note Holder’s interest in the Notes.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of Unites States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date) most nearly equal to the period from the prepayment date to the Maturity Date; provided, however, that if the period from the prepayment date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” and “U.S.” means the United States of America.

“Updated Budget” has the meaning assigned to such term in Section 6.20B.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Subject Companies” means, collectively, the Issuer and EcoStim Texas, and each of the Issuer’s other direct and indirect U.S. Subsidiaries from time to time (if any).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.6E(ii)(b)(3).

“Viking Rock” means Viking Rock AS, a private limited liability joint-stock company (aksjeselskap) incorporated under the laws of the Kingdom of Norway.

“Viking Rock Holding” means Viking Rock Holding AS, a private limited liability joint-stock company (aksjeselskap) incorporated under the laws of the Kingdom of Norway.

“Viking Security Agreements” means, collectively, the Norwegian law Security Agreements entered into as of the Original Closing Date by the Norwegian Subject Companies for the benefit of the Original Note Purchaser, as amended, amended and restated, supplemented, modified or replaced as of the Amendment and Restatement Closing Date or thereafter from time to time.

“Viking Share Pledges” means, collectively, the Share Pledge Agreements entered into as of the Original Closing Date by the Issuer, in respect of its shares in Viking Rock Holding and by Viking Rock Holding in respect of its shares in Viking Rock, for the benefit of the Original Note Purchaser, as amended, amended and restated, supplemented, modified or replaced as of the Amendment and Restatement Closing Date or thereafter from time to time.

1.2 Accounting Terms

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3 Other Definitional Provisions

References to “Exhibits,” “Sections”, “Recitals” and “clauses” shall be to Exhibits, Sections, Recitals and clauses, respectively, of this Agreement unless otherwise specifically provided. Each reference to an agreement shall mean and include all amendments, supplements to and other modifications to such agreement as, (i) are duly entered into by the parties thereto, and (ii) do not violate the terms hereof or constitute a default hereunder. No reference in this Section 1 to any agreement or instrument as amended, supplemented or otherwise modified from time to time shall be deemed to constitute a consent by the Note Purchaser or any Note Holder to any such amendment, supplement or other modification or to be in limitation or derogation of the restrictions set forth in Section 7.7. Each reference to a Law shall mean and include such Law as amended from time to time and any supplements or replacement provisions with respect to such Law. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined unless the context requires otherwise. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. References to a Person are, unless the context otherwise requires, also to its successors and permitted assigns. The word “or” is not exclusive. The term “knowledge” in relation to Issuer, and any other similar expressions, shall mean knowledge of each of Subject Company, in each case, after due inquiry.

SECTION 2. THE NOTES, CLOSING AND DELIVERY

2.1 The Notes and Closing

A. The Notes.

(i) Initial Notes. On the Amendment and Restatement Closing Date, all “Notes” under, and as defined in, the Original Convertible Note Facility Agreement held by, or transferred to, the Note Holder shall automatically, and without any action on the part of any Person, be deemed to be Initial Notes hereunder held by the Note Holder. All Initial Notes were fully purchased and funded under, and in accordance with the terms and conditions of, the Original Convertible Note Facility Agreement prior to the Amendment and Restatement Closing Date and are outstanding in full as of the Amendment and Restatement Closing Date. The Issuer may not request, and the Note Purchaser shall not be required to purchase, additional Initial Notes on or after the Amendment and Restatement Closing Date. Once repaid, prepaid or converted, Initial Notes may not be reborrowed or repurchased hereunder. All amounts owed with respect to the Initial Notes shall be paid in full in cash no later than the Maturity Date, unless the Full Note Conversion has previously occurred.

(ii) Additional Notes. Subject to the terms and conditions hereof, the Note Purchaser agrees (x) to purchase from the Issuer additional convertible secured notes in the form of Exhibit A-2 on the Amendment and Restatement Closing Date in an aggregate principal amount equal to the Commitment and (y) that all accrued and unpaid interest on the Initial Notes through and including the Amendment and Restatement Closing Date (the “Accrued Interest”) shall be paid-in-kind on the Amendment and Restatement Closing Date in the form of additional convertible secured notes in the form of Exhibit A-2 (clauses (x) and (y), collectively, the “Additional Notes”). The Issuer may not request, and the Note Purchaser shall not be required to purchase, Additional Notes after the Amendment and Restatement Closing Date. Once repaid, prepaid or converted, Additional Notes may not be reborrowed or repurchased hereunder. All amounts owed hereunder with respect to the Additional Notes shall be paid in full in cash no later than the Maturity Date, unless the Full Note Conversion or the Partial Note Conversion has previously occurred. As of the Amendment and Restatement Closing Date, the amount of Accrued Interest is $2,354,301.37.

B. Amendment and Restatement Closing Date. Subject to the terms and conditions hereof (including the satisfaction of the conditions precedent set forth in Section 4.1), the issuance of the Additional Notes contemplated hereby shall be held or take place on March 3, 2017 at 10:00 A.M. New York City time (the “Amendment and Restatement Closing Date”) at the offices of Stroock & Stroock & Lavan LLP. Such issuance is hereinafter referred to as the “Closing.”

C. Delivery. At the Closing, the Issuer will, unless otherwise requested by the Note Purchaser, deliver to the Note Purchaser the Initial Notes and the Additional Notes being issued to the Note Purchaser hereunder, duly executed by the Issuer.

D. Conversion Rights. The Notes shall be convertible into the Shares as, and to the extent, provided in the Notes and in accordance with the Issuer’s Organizational Documents, unless a Note Conversion Suspension Event has occurred.

2.2 Advances

A. Commitments. On the terms and subject to the conditions of this Agreement (including the satisfaction of the conditions specified in Section 4.1), and in reliance upon the representations and warranties of the Issuer set forth herein the Note Holder shall make an advance to the Issuer on the Amendment and Restatement Closing Date in an aggregate amount equal to Commitment (the “Final Advance”). The Commitment shall automatically terminate upon the making of the Final Advance.

B. [Reserved.]

C. [Reserved.]

D. Disbursements. On the Amendment and Restatement Closing Date each Note Holder shall make disbursements of the Final Advance in Dollars to the Issuer, provided that such Note Holder may (after consultation with and confirmation by the Issuer) subtract any amounts then due and payable to such Note Holder pursuant to the Transaction Documents for which payment or adequate arrangements for payment have not already been made (which amounts will be applied directly by such Note Holder to payment of such amounts). The Final Advance shall bear interest at the rate provided herein from the Amendment and Restatement Closing Date.

2.3 Use of Proceeds

A. General. Unless otherwise previously agreed in writing by the Note Holders, the Issuer shall use the proceeds of the Final Advance as set forth in Schedule 2.3A and in a manner consistent with the Approved Budget.

B. Margin Regulations. No portion of the proceeds from the sale of the Notes was used or shall be used by the Issuer for the purpose of “purchasing” or “carrying” any Margin Stock or used in any manner which might cause the purchase of any Notes or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System, in each case as in effect on the Amendment and Restatement Closing Date and on the date of such use of proceeds.

SECTION 3. THE NOTES – MATURITY, INTEREST AND PAYMENTS

3.1 Maturity and Principal Payments

The Notes shall mature on the Maturity Date, and on such date, or upon any accelerated maturity as herein provided, the full amount of principal under the Notes then outstanding, together with all accrued and unpaid interest thereon and, in the case of accelerated maturity, all premium thereon (including the Make Whole Premium) shall be due and payable.

3.2 Interest

A. Base Interest. Subject to the provisions of Section 3.2B, the unpaid principal amount of the Notes shall bear interest from and after the Amendment and Restatement Closing Date at a base rate of twenty percent (20%) per annum (such interest is referred to herein as the “Base Interest”), which shall be payable in cash on each Interest Payment Date in arrears.

B. Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Notes and, to the extent permitted by Law, any accrued and unpaid interest thereon and any other Obligations (including the Make Whole Premium) then due and payable shall bear interest at a default rate of the Base Interest plus two percent (2%) per annum (such interest rate is referred to herein as the “Default Interest Rate”) and be payable in cash upon demand.

C. Computation of Interest. Interest on the Notes shall be computed on the basis of a year consisting of three hundred sixty-five (365) days and the actual number of days elapsed in the period during which it accrues.

D. Maximum Amount of Interest. Anything to the contrary herein or in any Transaction Document notwithstanding, interest payable hereunder shall not exceed the maximum amount permitted under applicable Law.

E. Conversion. Notwithstanding anything in this Section 3.2 to the contrary, upon conversion of the Notes in accordance with their terms, Note Holders shall not receive any separate cash payment for accrued and unpaid interest not yet due. The Note Conversion shall be deemed to satisfy the Issuer’s obligation to pay the principal amount of the Notes subject to the Note Conversion and accrued and unpaid interest thereon (other than interest payable at or prior to the date of conversion) from the later to occur of the Amendment and Restatement Closing Date and the last Interest Payment Date on which interest was paid to, and including, the Note Conversion Date. As a result, any such accrued and unpaid interest on Notes subject to the Note Conversion shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

3.3 Principal Payments and Prepayments

A. Certain Prepayments.

(i) The Issuer shall not be permitted to prepay all or any portion of the Notes except as expressly permitted under this Section 3.3, unless each of the Note Holders otherwise previously consents thereto in writing. For the avoidance of doubt, any amount prepaid on the Notes may not be reborrowed.

(ii) Any time and from time to time, subject to Section 3.3A(iii), the Issuer may voluntarily prepay the Notes on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The Issuer shall provide an irrevocable Prepayment Notice not less than five (5) Business Days prior to the date of any such prepayment.

(iii) If the Issuer desires to make a prepayment in accordance with the provisions of Section 3.3A(ii) or the Obligations are accelerated as a result of an Event of Default, by operation of law or otherwise, the Issuer shall pay the following amounts:

(a) the aggregate principal amount outstanding under, and accrued interest on, the Notes; plus

(b) the Make Whole Premium.

B. [Reserved]

C. Prepayments upon Change of Control. In the event of any prospective Change of Control, the Issuer, not less than thirty (30) days and not more than sixty (60) days prior to such Change of Control, must give notice thereof to the Note Holders, and in such notice make or cause to be made an irrevocable offer to purchase all outstanding Notes, on a Business Day on or prior to the date such Change of Control is proposed to occur, at a purchase price equal to 100% of their principal amount plus the Make Whole Premium. The offer must remain open for at least twenty (20) days following its commencement. The Issuer shall comply with the requirements of all applicable and any other securities Laws and regulations in connection with the repurchase of Notes pursuant to any offer to purchase described herein. Notwithstanding the above, if the Note Holders consent to such Change of Control, the Issuer shall not be required to commence an offer to purchase the outstanding Notes and no Note Holder will have the right to make a request for such a purchase.

“Change of Control” means, with respect to the Issuer:

(i) any event or circumstance such that any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests (or of rights to acquire Equity Interests) representing more than 50% of the combined voting power of all the outstanding Equity Interests in the Issuer or otherwise has the power to elect fifty per cent (50%) or more of the members of the Board of Directors of the Issuer;

(ii) any event or circumstance such that, at any time, individuals who, as of the Amendment and Restatement Closing Date, constitute the Board of Directors of the Issuer (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the Amendment and Restatement Closing Date whose appointment or election by the Board of Directors of the Issuer or nomination for election by the Issuer’s shareholders was approved or recommended by a majority of the directors who constitute the Incumbent Board then still in office who were either directors on the Amendment and Restatement Closing Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board;

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Issuer;

(iv) any liquidation or dissolution of the Issuer or approval of any such liquidation or dissolution by the Board of Directors of the Issuer; or

(v) any consolidation or merger of the Issuer (including a triangular merger) where the holders of the Common Stock of the Issuer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, Common Stock representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding Equity Interests in the Issuer or otherwise have the power to elect fifty per cent (50%) or more of the members of the Board of Directors of the Issuer;

provided that the occurrence of the Full Note Conversion or the Partial Note Conversion shall not constitute a Change of Control.

3.4 Application of Payments

Any prepayments in accordance with Section 3.3 shall be applied in the following order of priority: first, to any outstanding interest then due and payable pursuant to all Notes to the full extent thereof; second, to any required amount with respect to the Make Whole Premium then required to be paid; and third, to principal outstanding under all Notes to the full extent thereof.

3.5 General Provisions Regarding Payment

A. If more than one Note is outstanding, all payments on the Notes shall be applied to them pro rata based on the principal amounts outstanding.

B. All payments of principal and interest and other amounts due hereunder and under the Notes shall be in same day funds and delivered to the Note Holders not later than 12:00 noon (New York City time) on the date due (without set-off or counterclaim) in Dollars in immediately available funds through wire transfer to the account of the Note Holders at such place in the United States as shall be designated in writing by the Note Holders to the Issuer from time to time (such payment instructions the “Payment Instructions”). At the time of payment, written confirmation of such payment shall be sent to the applicable Note Holders by facsimile at the number set forth in the Payment Instructions indicating the principal and interest paid and a wire transfer identification number. Funds received by the Note Holders after that time shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and fees (if applicable) hereunder or under the Notes.

C. Any and all prepayments of Notes by the Issuer, in whole or in part, pursuant to Section 3.3 or otherwise shall be accompanied by all accrued and unpaid interest in respect of such prepaid Notes.

3.6 Taxes.

A. Payments Free of Taxes. Any and all payments by or on account of any obligation of the Issuer under the Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Transaction Document Parties shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Note Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

B. Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.

C. Indemnification by the Issuer. The Issuer or applicable Transaction Document Party, as the case may be, shall indemnify each Note Holder, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Note Holder or required to be withheld or deducted from a payment to such Note Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Note Holder shall be conclusive absent manifest error.

D. Evidence of Payments. As soon as practicable after any payment of Taxes by the Issuer or applicable Transaction Document Party to a Governmental Authority pursuant to this Section 3.6, the Issuer or applicable Transaction Document Party shall deliver to each of the Note Holders with respect to which such Taxes were paid the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each such Note Holder.

E. Status of the Note Holders.

(i) Any Note Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Note Holder, if reasonably requested by the Issuer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Note Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary, a Note Holder shall not be required to deliver any form or documentation pursuant to this Section 3.6 that such Note Holder is not legally able to deliver.

(ii) Without limiting the generality of the foregoing:

(a) any Note Holder that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Note Holder becomes a Note Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of IRS Form W-9 certifying that such Note Holder is exempt from United States federal backup withholding tax;

(b) any Foreign Note Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer on or prior to the date on which such Foreign Note Holder becomes a Note Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), whichever of the following is applicable:

(1) in the case of a Foreign Note Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Note Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C to the effect that such Foreign Note Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4) to the extent a Foreign Note Holder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), IRS Form W-9, U.S. Tax Compliance Certificates and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Note Holder is a partnership and one or more direct or indirect partners of such Foreign Note Holder are claiming the portfolio interest exemption, such Foreign Note Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D on behalf of each such direct and indirect partner; and

(c) if a payment made to a Note Holder under any Transaction Document would be subject to United States federal withholding Tax imposed by FATCA if such Note Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Note Holder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such Note Holder has complied with such Note Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Note Holder agrees that (i) if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so and (ii) if any form or certification it previously delivered becomes obsolete, it shall upon request from the Issuer update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

F. Treatment of Certain Refunds. If any Note Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Note Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Issuer, upon the request of such Note Holder, shall repay to such Note Holder the amount paid over pursuant to this Section 3.6F (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Note Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.6F, in no event will the Note Holder be required to pay any amount to the Issuer pursuant to this Section 3.6F the payment of which would place the Note Holder in a less favorable net after-Tax position than the Note Holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.6F shall not be construed to require any Note Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Issuer or any other person.

G. Survival. Each Party’s obligations under this Section 3.6 shall survive any assignment of rights by a Note Holder, the repayment, satisfaction or discharge of all obligations under any Transaction Document.

SECTION 4. CONDITIONS TO EFFECTIVENESS AND THE FINAL ADVANCE

4.1 Conditions to the Purchase of the Additional Notes and the Final Advance

The obligations of the Note Purchaser to purchase the Additional Notes and to make the Final Advance on the Amendment and Restatement Closing Date are conditioned upon the satisfaction as of the Amendment and Restatement Closing Date of each of the following conditions precedent, unless waived by the Note Purchaser:

A. Organizational Documents, Corporate Consents and Transaction Documents. On or before the Amendment and Restatement Closing Date, the Issuer shall have delivered, and shall have caused each other Transaction Document Party or Subject Company, as applicable, to deliver, to the Note Purchaser:

(i) Organizational Documents. A copy of the Organizational Documents of each Transaction Document Party and of each other Subject Company, in each case, in form and substance reasonably satisfactory to the Note Purchaser and including provisions relating to the Shares certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Document Party or Subject Company;

(ii) Resolutions and Shareholder Consents. A copy of the resolutions or written consent of the Board of Directors, members, managers or partner of such Transaction Document Party, as applicable, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party;

(iii) Incumbency Certificate. A list of the officers of such Transaction Document Party authorized to execute on behalf of such Transaction Document Party the Transaction Documents to which such Transaction Document Party is a party and specimen signatures for each such officer;

(iv) Officer’s Certificate. An Officer’s Certificate of such Transaction Document Party and each other Subject Company, in form and substance reasonably satisfactory to the Note Holders, dated as of the Amendment and Restatement Closing Date, attaching each of the documents referred to in clauses (i) through (iii) required to be delivered for such Person and certifying that such documents are true and correct copies, are in full force and effect without modification or amendment as of the Amendment and Restatement Closing Date, and no material breach, material default or material violation thereunder has occurred and is continuing;

(v) Good Standing Certificates. A good standing certificate (or equivalent thereto) for such Transaction Document Party and for each other Subject Company from the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Document Party or Subject Company, as the case may be, and each other jurisdiction in which such Transaction Document Party or Subject Company, as the case may be, is qualified or is required to be so qualified or authorized to do business, each dated a recent date prior to the Amendment and Restatement Closing Date;

(vi) Transaction Documents. Duly executed copies of each Transaction Document; and

(vii) Other Documents. A copy of such other documents, instruments and agreements as the Note Purchaser shall reasonably request, in form and substance reasonably satisfactory to the Note Purchaser.

B. Due Diligence. All due diligence conducted in connection with the transaction contemplated by this Agreement and the Transaction Documents, including legal, tax, business (including the coverage under the Issuer’s director and officer insurance policies) and environmental due diligence, shall have been completed by the Note Purchaser to its satisfaction, and such completion shall have been notified to the Issuer. The Note Purchaser shall have received a final and executed machine and equipment appraisal from Tiger Valuation Services, LLC, covering all machines and equipment of the Subject Companies, which appraisal shall be in form and substance (including with respect to fair market value and the net orderly liquidation value of all such machines and equipment as of February 1, 2017, or such other date as agreed by the Note Purchaser) satisfactory to the Note Purchaser in its sole and absolute discretion.

C. Absence of Defaults. No event shall have occurred and be continuing, or would result from the issuance of the Additional Notes, or the consummation of any of the other transactions to occur on the Amendment and Restatement Closing Date contemplated under this Agreement and under the other Transaction Documents that would constitute an Event of Default or Potential Event of Default.

D. No Adverse Laws. The issuance of the Additional Notes, and the consummation of the transactions to occur on the Amendment and Restatement Closing Date as contemplated hereunder and under the other Transaction Documents shall be permitted by all applicable Laws to which each Note Holder, each Transaction Document Party and each other party thereto is subject.

E. No Orders. No order, judgment, injunction or decree of any arbitrator or any Governmental Authority shall purport to enjoin or restrain the issuance of the Notes, or the consummation of the transactions to occur on the Amendment and Restatement Closing Date as contemplated hereunder, under the other Transaction Documents.

F. Consents. (i) The Issuer shall have obtained or completed, as applicable, and the Note Holders shall have received documentation, in form and substance reasonably satisfactory to the Note Holders evidencing, all consents, permits and waivers, and all filings, necessary or appropriate for the issuance of the Notes and the consummation of the other transactions to occur on the Amendment and Restatement Closing Date as contemplated by this Agreement or the other Transaction Documents, including from any Governmental Authority or third party, and (ii) any applicable waiting periods shall have expired.

G. No Material Adverse Effect. Since September 30, 2016, no event or circumstance shall have occurred with respect to any Subject Company that has had or could reasonably be expected to have a Material Adverse Effect.

H. Representations and Warranties. The representations and warranties of each Transaction Document Party contained in Section 5 herein, and in the other Transaction Documents, as applicable, shall be true and correct in all material respects.

I. Performance of Obligations. As of the Amendment and Restatement Closing Date, each Transaction Document Party shall have performed all obligations and satisfied all conditions that this Agreement and the other Transaction Documents required to have been performed by it on or before the Amendment and Restatement Closing Date.

J. Initial Budget. The Issuer shall have delivered a letter agreement to the Note Purchaser that shall attach a statement of projected cash receipts and disbursements (on a cumulative and line-item basis) of Subject Companies for each month of Fiscal Year 2017 ending after the Amendment and Restatement Closing Date, which shall include, among other things, the anticipated uses of the proceeds of the Additional Notes for such period, available cash, cash flow (including U.S., Argentina and corporate EBITDA), payment of trade payables and ordinary course expenses, total cash expenditures and capital expenditures, fees and expenses relating to the Notes, and working capital and other general corporate needs, which statement shall be in form and substance satisfactory to the Note Purchaser, such satisfaction to be evidenced by the Note Purchaser’s acknowledgement of such letter agreement (the “Initial Budget”).

K. Licenses, Permits and Authorizations. The Subject Companies shall have obtained all material licenses, permits and Authorizations necessary for its operations, and all such licenses, permits and other Authorizations shall be in good standing and in full force and effect.

L. Security Interests and Filings. Subject to Section 6.21, each applicable Transaction Document Party shall have delivered, or caused to be delivered, to the Note Holders evidence, reasonably satisfactory to the Note Purchaser, that each such Transaction Document Party has taken, or caused to be taken, all actions required to perfect a first priority Lien in favor of the Note Holders in all of the Collateral, subject only to Permitted Liens, in any applicable jurisdiction.

M. No Outstanding Liens or Indebtedness. The Note Purchaser shall have received UCC lien searches, personal property security registration searches, or similar reports in respect of judgment and lien searches certified by a party acceptable to the Note Purchaser, dated a date reasonably close to the Amendment and Restatement Closing Date, with respect to each Transaction Document Party and each other Subject Company and searching the applicable central filing offices in each jurisdiction in which such Person was organized or its principal executive offices are located or any Collateral is located, and any other jurisdictions reasonably requested by the Note Holders, listing all effective UCC financing statements, fixture filings, personal property security registrations or other filings evidencing a security interest that name any Transaction Document Party, any other Subject Company, or any other owner of Equity Interests in any Subject Company as a debtor, together with copies of each such UCC financing statement, fixture filing, personal property security registration or other filings, which shall evidence no Liens, other than such filings that evidence Permitted Liens.

N. Officer’s Certificate. The Note Purchaser shall have received an Officer’s Certificate from the Issuer certifying as to the satisfaction of the conditions precedent set forth in Sections 4.1C and 4.1E through 4.1K.

O. Closing Date Payments. On Closing, the Issuer shall pay all reasonable and documented fees and expenses of Stroock & Stroock & Lavan LLP, counsel to the Note Purchaser, and of the Note Purchaser’s other legal counsel and external advisers; provided such fees and expenses together with the other out-of-pocket expenses of the Note Holders that are reimbursed by the Issuer, shall not exceed $500,000.

P. Corporate Proceedings. All corporate and other proceedings in connection with the transactions to be consummated on the Amendment and Restatement Closing Date, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Note Purchaser and its counsel.

Q. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, each Subject Company shall be Solvent.

R. Material Agreements. The terms and conditions of all material financing and equity instruments, and operating agreements of the Subject Companies in connection with this Agreement and the Transaction Documents, shall be acceptable to the Note Purchaser, and such approval shall have been notified to the Issuer.

S. [Reserved]

T. Amended and Restated Bylaws. The Issuer shall have duly adopted the Amended and Restated Bylaws.

U. Purchase, Sale and Assignment Agreement. All transactions contemplated by the Purchase, Sale and Assignment Agreement shall have been consummated.

V. Registration Rights Agreement. The Issuer shall have executed and delivered the Amended and Restated Registration Rights Agreement.

W. Stockholder Rights Agreement. The Issuer and the other parties thereto shall have executed and delivered the Amended and Restated Stockholder Rights Agreement.

X. Viking Intercompany Note. Viking Rock and the Issuer shall have executed and delivered the Amended and Restated Viking Intercompany Note.

Y. Advance Notice. The Note Holders shall have received before such Amendment and Restatement Closing Date, a written notice substantially in the form of Exhibit B (an “Advance Notice”) requesting such Final Advance signed by the chief executive officer, president, vice president or chief financial officer of the Issuer or by any executive officer of the Issuer designated by any of the above-described officers on behalf of the Issuer in a writing delivered to each Note Holder.

Z. No Event of Default or Potential Event Default. No event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by such Advance Notice or the Transaction Documents that would constitute an Event of Default or a Potential Event of Default.

AA. No Legal Bar. No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Note Holder from making the Final Advance to be made by it on the Amendment and Restatement Closing Date or consummation of the transactions contemplated by the Transaction Documents. The consummation of the transactions contemplated hereunder and under the other Transaction Documents shall be permitted by all Laws to which each Note Holder and each Transaction Document Party is subject.

BB. Margin Loans. The making of the Final Advance shall not violate any Law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

CC. Legal Opinions. The Note Purchaser shall have received executed written opinions from (i) Vinson & Elkins LLP, New York, Texas and securities counsel to the Subject Companies, (ii) Woodburn and Wedge, Nevada counsel to the Subject Companies, (iii) Marval, O’ Farrell & Mairal, Argentine counsel to the Note Purchaser and (iv) Advokatfirmaet Schjødt AS, Norwegian counsel to the Note Purchaser that are, in each case, satisfactory to the Note Purchaser.

DD. Shareholder Loan. The Issuer shall have repaid all principal, interest and other amounts outstanding under the Shareholder Loan Agreement.

EE. Control Agreement. The Issuer, the Note Purchaser and JPMorgan Chase Bank, N.A. shall have executed a control agreement covering each U.S. deposit account maintained by the Subject Companies, which shall be in form and substances satisfactory to the Note Purchaser.

FF. Anti-Corruption Certifications. Each of Carlos Fernandez, Alexander Nickolatos and Ernesto Sotomayor shall have delivered an executed certification with respect to compliance with anti-corruption, money laundering, import laws, export controls and economic sanctions in the form attached hereto as Exhibit E.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Note Holders that the following statements are true, correct and complete.

5.1 Ownership and Organization

A. The Issuer. Schedule 5.1A sets forth (as of the Amendment and Restatement Closing Date) (x) a table of beneficial ownership of the Issuer providing the information required to be included in a proxy statement on Schedule 14A filed with the SEC by Item 403 of Regulation S-K and the beneficial ownership of all stockholders of the Issuer party to the Amended and Restated Stockholder Rights Agreement (other than the Note Purchaser), (y) a list of all shareholders of record of the Issuer, as provided by the transfer agent as of the end of the Business Day prior to the Amendment and Restatement Closing Date, and (z) a schedule of all equity awards (including to employees and directors) as of the Amendment and Restatement Closing Date. All Equity Interests of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable. Except as may be disclosed in the Issuer’s SEC Documents, there are no options, warrants, convertible securities or similar rights that entitle or could entitle any Person to any Equity Interest in the Issuer, except for conversion of the Notes into the Shares as provided herein, in the Notes and in the Organizational Documents of the Issuer. Except as may be disclosed in the Issuer’s SEC Documents:

(i) none of the Subject Companies capital stock or other Equity Interests (if any) is subject to preemptive rights or any other similar rights or any liens or encumbrances;

(ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Issuer or any of the other Subject Companies, or contracts, commitments, understandings or arrangements by which the Issuer or any of the other Subject Companies is or may become bound to issue additional shares of capital stock of the Issuer or any of the other Subject Companies or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Issuer or any of the other Subject Companies other than equity awards (including to employees and directors);

(iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Issuer or any of the other Subject Companies or by which the Issuer or any of the other Subject Companies is or may become bound;

(iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, naming the Issuer or any of the other Subject Companies as debtor or otherwise filed against any Subject Company, other than the UCC-1 financing statements in favor of ACM (which shall be assigned to the Note Holder substantially concurrently with the Closing);

(v) there are no agreements or arrangements under which the Issuer or any of the other Subject Companies is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Amended and Restated Registration Rights Agreement);

(vi) there are no outstanding securities or instruments of the Issuer or any of the other Subject Companies which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Issuer or any of the other Subject Companies is or may become bound to redeem a security of the Issuer or any of the other Subject Companies;

(vii) no Subject Company has securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes or the Shares issuable upon conversion thereof;

(viii) no Subject Company has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

(ix) the Issuer and the other Subject Companies have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents.

The Issuer has furnished or made available to the Note Purchaser true, correct and complete copies of the Issuer’s articles of incorporation, as amended and as in effect on the Amendment and Restatement Closing Date, and the Issuer’s bylaws, as amended and as in effect on the Amendment and Restatement Closing Date, and the terms of all securities convertible into, or exercisable or exchangeable for shares of Common Stock and the material rights of the holders thereof in respect thereto.

B. Other Subject Companies. On the Amendment and Restatement Closing Date, the Issuer has no Subsidiaries other than EcoStim Texas, Viking Rock Holding, Viking Rock and Eco-Stim Argentina. (i) The Issuer directly owns 100% of the Equity Interests in Viking Rock Holding, 100% of the Equity Interests in EcoStim Texas and 90% of the Equity Interests in Eco-Stim Argentina, (ii) Viking Rock Holding directly owns 100% of the Equity Interests in Viking Rock and (iii) EcoStim Texas directly owns 10% of the Equity Interests in Eco-Stim Argentina, in each case free and clear of all Liens other than Permitted Liens. The Equity Interests of each Subject Company (other than the Issuer) have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants, convertible securities or similar rights that entitle or could entitle any Person to any Equity Interest in any such Subject Company other than options or warrants to purchase Common Stock of the Issuer disclosed in the Issuer’s SEC Documents.

C. Organization and Qualification. Each Subject Company and each other Transaction Document Party is duly organized, validly existing and in good standing (or in the case of any Subject Company not organized under the laws of the United States, such Subject Company will have the equivalent status) under the Laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to execute, deliver and perform each Transaction Document to which it is a party. Each Subject Company and each other Transaction Document Party is duly qualified to do business and in good standing in every jurisdiction where necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not and could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization of Issuance

A. Authorization of Issuance. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action by each Transaction Document Party that is a party thereto. The issuance of the Notes by the Issuer in accordance with the terms of this Agreement, and the performance by the Issuer of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Issuer.

B. No Conflict. The execution, delivery and performance by each Transaction Document Party of each Transaction Document to which it is a party, the issuance of and performance by the Issuer of its obligations under the Notes, including the reservation for issuance and insurance of the Shares upon the Full Note Conversion or the Partial Note Conversion, do not and will not:

(i) violate in any material respect any provision of any Law applicable to such Transaction Document Party or any other Subject Company, any Organizational Document of such Transaction Document Party or any other Subject Company, or any order, judgment or decree of any Governmental Authority binding on such Transaction Document Party or any other Subject Company;

(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such Transaction Document Party or any other Subject Company, except to the extent as could not be reasonably expected to result in a Material Adverse Effect;

(iii) result in or require the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any properties or assets of such Transaction Document Party or any other Subject Company, other than Permitted Liens; or

(iv) require any approval of shareholders, members or partners or any approval or consent of any other Person under any contractual obligation of such Transaction Document Party or any other Subject Company, other than approvals or consents set forth on Schedule 5.2B which have been obtained and are in full force and effect or will be obtained immediately prior to the Full Note Conversion or the Partial Note Conversion as identified therein.

C. Government Consents. The execution, delivery and performance by each Transaction Document Party of each of the Transaction Documents to which it is a party do not and will not require on the part of such Transaction Document Party any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, other than the filing of a Form D and Form 8-K with the SEC and registrations, approvals or consents set forth on Schedule 5.2C which have been obtained and are in full force and effect or will be obtained immediately prior to the Full Note Conversion or the Partial Note Conversion as identified therein.

D. Binding Obligation. Each of the Transaction Documents is the legally valid and binding obligation of each Transaction Document Party that is a party thereto, enforceable against it in accordance with its respective terms except, (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

E. Issuance of the Notes. The Notes, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, free of any Liens and enforceable against the Issuer in accordance with its respective terms except, (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Assuming the accuracy of the representations and warranties of the Note Purchaser set forth herein, the offer and issuance of the Notes issued by the Issuer under this Agreement, are made in accordance with, and in full compliance with, all applicable Laws, including United States securities and blue sky Laws.

F. Issuance of Common Stock. As of the Amendment and Restatement Closing Date, the authorized capital stock of the Issuer consists of 50,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding or reserved for future issuance, and 200,000,000 shares of Common Stock, par value $0.001 per share, of which a total of 15,027,841 shares are issued and outstanding, a total of 30,000,000 shares are reserved for future issuance pursuant to conversion of the Notes, a total of 1,089,449 shares are reserved for issuance pursuant to outstanding stock awards or similar equity awards, and a total of 864,343 shares are unreserved and available for future issuance. As of the Amendment and Restatement Closing Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance by the Issuer which equals or exceeds the maximum number of Shares issuable pursuant to the Notes based on the initial Conversion Rate (as defined in the Notes). Upon conversion of the Notes in accordance with the Notes, the Shares issuable upon exercise of the Notes, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of each of the representations and warranties of the Note Purchaser set forth in Section 9.22 of this Agreement, the offer and issuance by the Issuer of the Notes (and the Shares issuable upon conversion thereof) is exempt from registration under the Securities Act.

G. Acknowledgment Regarding the Note Purchaser’s Purchase of Securities. The Issuer acknowledges and agrees that the Note Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby. The Issuer further acknowledges that no Note Purchaser is acting as a financial advisor or fiduciary of the Issuer or any of its Subsidiaries (or in any similar capacity) with respect to this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Note Purchaser or any of its representatives or agents in connection with the this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Note Purchaser’s purchase of the Notes. The Issuer further represents to the Note Purchaser that the Issuer’s decision to enter into this Agreement and the Additional Transaction Documents has been based solely on the independent evaluation by the Issuer and its representatives.

H. No General Solicitation. Neither the Issuer, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes or the Shares issuable upon conversion thereof. Neither the Issuer nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Notes or the Shares issuable upon conversion thereof.

I. No Integrated Offering. None of the Issuer, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of such securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Notes (or the Shares issuable upon conversion thereof) to require approval of shareholders of the Issuer for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any automated quotation system on which any of the securities of the Issuer are listed or designated. None of the Issuer, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Notes or the Shares issuable upon conversion thereof under the Securities Act or cause the offering of the Notes (or the Shares issuable upon conversion thereof) to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

J. SEC Documents; Financial Statements. Since December 11, 2013, the Issuer (and its predecessor) has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Amendment and Restatement Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Issuer has delivered to the Note Purchaser or its respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Issuer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Issuer to the Note Purchaser which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading (it being recognized that financial projections or forecasts by or on behalf of the Issuer are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Issuer is not currently contemplating to amend or restate any of the financial statements (including without limitation, any notes or any letter of the independent accountants of the Issuer with respect thereto) included in the SEC Documents (the “SEC Financial Statements”), nor is the Issuer currently aware of facts or circumstances which would require the Issuer to amend or restate any of the SEC Financial Statements, in each case, in order for any of the SEC Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Issuer has not been informed by its independent accountants that they recommend that the Issuer amend or restate any of the SEC Financial Statements or that there is any need for the Issuer to amend or restate any of the SEC Financial Statements.

K. Sarbanes-Oxley Act. The Issuer is in compliance with any and all requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the Amendment and Restatement Closing Date and are applicable to the Issuer as of the Amendment and Restatement Closing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Amendment and Restatement Closing Date.

L. Transactions With Affiliates. Except as disclosed in the SEC Documents or on Schedule 5.2L, as of the Amendment and Restatement Closing Date, none of the officers, directors or employees of the Issuer or any other Subject Company is a party to any transaction with the Issuer or any other Subject Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Issuer or any other Subject Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

M. Internal Accounting and Disclosure Controls. The Issuer and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that, (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Issuer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Issuer’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as disclosed in the SEC Documents, during the twelve months prior to the Amendment and Restatement Closing Date neither the Issuer nor any of its Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Issuer or any of its Subsidiaries.

N. Off Balance Sheet Arrangements. Except as set forth in the SEC Documents, there is no transaction, arrangement, or other relationship between the Issuer and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Issuer in its Exchange Act filings and is not so disclosed.

O. Management. Except as disclosed in the SEC Documents, no current or, to the knowledge of the Issuer, former officer or director since December 11, 2013 has been, during the past five (5) year period:

(i) the subject of a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii) convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii) the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(b) engaging in any type of business practice; or

(c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv) the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the Section 5.2O(iii), or to be associated with persons engaged in any such activity;

(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

P. No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Issuer to arise, between the Issuer and the accountants and lawyers formerly or presently employed by the Issuer and the Issuer is current with respect to any fees owed to its accountants and lawyers which could affect the Issuer’s ability to perform any of its obligations under the Transaction Documents. In addition, on or prior to the Amendment and Restatement Closing Date, the Issuer had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Issuer has no reason to believe that it will need to restate any such financial statements or any part thereof.

Q. No Disqualification Events. With respect to Notes (and the Shares issuable upon conversion thereof) to be offered and sold hereunder in reliance on Regulation D Securities, none of the Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Issuer participating in the offering hereunder, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (collectively “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Note Purchaser a copy of any disclosures provided thereunder.

R. Other Covered Persons. Except as disclosed on Schedule 5.2R, the Issuer is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Note Purchaser or potential purchasers in connection with the sale of any Regulation D Securities.

S. Approved Budget. The Approved Budget is based on good faith estimates and assumptions believed by management of the Issuer to be reasonable and fair in light of current conditions and facts known to the Issuer at the time delivered. The management of the Issuer believed, as of the date when prepared, that such Approved Budget was reasonable and attainable, it being recognized by the Note Purchaser, however, that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results.

5.3 Contingent Liabilities, Long Term Commitments

No Subject Company has any Contingent Obligation, contingent liability or liability for Taxes, long-term lease or forward or long-term commitment that is not reflected in the financial statements described in Section 5.2J or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of the Subject Companies, taken as a whole.

5.4 No Changes.

Since September 30, 2016, no event, change or development has occurred with respect to any Subject Company that has caused or could reasonably be expected to cause a Material Adverse Effect.

5.5 Title to Properties and Assets, Liens

Each of the Subject Companies has good, marketable and legal title (or in the case of leased properties and assets, good, marketable and legal leasehold interests) to all of its respective properties and assets, including all its real and personal properties material to its business, in each case, free and clear of all Liens, other than Permitted Liens (except as otherwise consented to by the Note Holders) and except to the extent that the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Lien searches have been conducted consistent with the policy of the Issuer and to the best of the Issuer’s knowledge, indicate that the properties and assets are free of Liens, and to the extent any such Liens exist, such Liens could not reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation and Compliance with Law

A. Except as set forth on Schedule 5.6 as of the Amendment and Restatement Closing Date or disclosed to the Note Holder pursuant to Section 6.1B(xii), there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of any Transaction Document Party or other Subject Company) at Law or in equity or before or by any arbitrator or Governmental Authority pending or, to the best knowledge of the Issuer, threatened, (i) against or affecting any Subject Company or the assets or properties of any Subject Company, that could reasonably be expected to have, in any individual case or in the aggregate, a Material Adverse Effect or (ii) questioning the validity or enforceability or otherwise affecting this Agreement or any other Transaction Document. None of the actions, suits, proceedings, arbitrations and governmental investigations set forth on Schedule 5.6 could reasonably be expected to have, in any individual case or in the aggregate, a Material Adverse Effect.

B. No Subject Company is, nor immediately after the Closing will be, (i) in violation in any material respect of any applicable Law, or (ii) in default with respect to any final judgment, writ, injunction or decree of any Governmental Authority.

5.7 Taxes

All federal, state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Subject Company have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those being contested in accordance with Permitted Contest Procedures or to the extent that such failure to pay such Taxes or file such Tax Returns could not be reasonably expected to have a Material Adverse Effect. As of the Amendment and Restatement Closing Date, except as set forth on Schedule 5.7, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority. No Subject Company has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Except as set forth on Schedule 5.7, no Subject Company has been a member of an affiliated, combined or unitary group other than the group of which a Subject Company is the common parent.

5.8 Business Agreements and Performance of Contractual Obligations

A. Each Business Agreement required for the conduct of the business of the Subject Companies, including the ownership, operation and maintenance of the assets required for the activities specified in the then-effective Approved Budget, is in full force and effect.

B. No Subject Company is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of its respective contractual obligations (other than such items that are being contested in accordance with Permitted Contest Procedures, the liability for which could not reasonably be expected to exceed $250,000 in the aggregate), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

C. No Subject Company is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction that has, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

D. All material licenses, patents or agreements with respect to the usage of technology or other property that are necessary for the conduct of the business of the Subject Companies have been obtained, are final and are in full force and effect, and all of the Subject Companies are in full compliance with the terms thereof. True, correct and complete copies of all such material licenses, patents or agreements have been made available to the Note Holders. There are no royalties or fees payable or to be payable under any such agreement.

E. Other than the Transaction Documents, no Subject Company is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction that limits the ability of any Subject Company to make distributions or limits the ability of the Transaction Document Parties or any other Subject Company to create liens on its property or equity interests or contains a change of control provision.

5.9 Regulation

A. None of the Transaction Document Parties or Subject Companies is an “investment company,” a company “controlled” by an “investment company” or an “investment advisor” within the meaning of the Investment Company Act.

B. None of the Transaction Document Parties or Subject Companies is subject to regulation under any Law, (i) that may limit its ability in any material respect to incur Indebtedness generally, (ii) that may require the approval of any Governmental Authority for such Transaction Document Party or Subject Companies to incur Indebtedness generally, or (iii) that may otherwise render all or any portion of the Obligations unenforceable.

5.10 ERISA

A. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Subject Company and each of its ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, other than a Multiemployer Plan, and has performed all of its material obligations under each Employee Benefit Plan. Each Employee Benefit Plan, other than a Multiemployer Plan, is in substantial compliance with applicable Law (including ERISA and the Code) and if such plan is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified and, to the knowledge of the Subject Companies, each Multiemployer Plan is in substantial compliance with applicable Law (including ERISA and the Code) and if such plan is intended to qualify under Section 401(a) of the Code is so qualified.

B. Except as, individually or in the aggregate, could not reasonably be expected to result in a material liability to the Subject Companies or any of their ERISA Affiliates, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) there is no pending or, to the knowledge of the Issuer, threatened litigation relating to the Employee Benefits Plans. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Subject Company or any of its ERISA Affiliates. Neither any of the Subject Companies nor any of their ERISA Affiliates now, or at any time in the past six years, sponsors, monitors, contributes to or holds an obligation to contribute to a Pension Plan or Multiemployer Plan. None of the Subject Companies have any material unfunded liabilities with respect to any Employee Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States.

C. Neither the purchase of the Additional Notes nor the Note Conversion will result in any payments which would not be deductible under Section 280G of the Code.

5.11 Authorizations

A. All Authorizations necessary under applicable Laws to be obtained by Subject Companies for the conduct of its business have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, and are free from conditions or requirements compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The information set forth in each application and all other written materials submitted by or on behalf of a Subject Company to the applicable Government Authority in connection with each such Authorization is accurate and complete in all material respects and does not omit to state any material fact necessary to make such information not misleading. The Subject Companies are in compliance in all material respects with the terms and conditions of each Authorization described in the first sentence hereof.

B. No Authorizations other than those already obtained and in full force and effect or any transfer of any Authorizations would be required in connection with the exercise of any remedies by the Note Holders under the Security Documents.

5.12 Environmental Protection

Except as set forth on Schedule 5.12 and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) the operations of each Subject Company (including all operations and conditions at or in the Subject Company Properties) comply in all respects with all Environmental Laws;

(ii) each Subject Company has timely applied for and diligently pursued issuance of or has obtained all Authorizations under Environmental Laws necessary for its respective operations as currently performed, and all such Authorizations are in good standing or reasonably expected to be issued with no interruption in operations, and each Subject Company is in compliance with the terms and conditions of such Authorizations;

(iii) no Subject Company has received (a) any written notice or claim to the effect that it is or may be liable to any Person or Governmental Authority as a result of or in connection with any Hazardous Materials or (b) written notice that the operations of any Subject Company is the subject of an investigation by a Governmental Authority relating to or in connection with any Hazardous Materials at any of the Subject Company Properties or at any other location;

(iv) none of the operations of any Subject Company are subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

(v) no Subject Company nor any of its respective operations is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

(vi) no Subject Company nor any predecessor of any Subject Company, has notified any Governmental Authority under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any of the Subject Company Properties, except where such past or present treatment or Release is in compliance with applicable Laws;

(vii) there are not any, and there have been no, conditions, occurrences or Hazardous Materials that exist on, under or about any Subject Company Property in a manner that have a reasonable possibility of giving rise to an Environmental Claim and no Subject Company has notified any Governmental Authority of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim;

(viii) no Subject Company nor any of its respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim;

(ix) all underground storage tanks or surface impoundments at the Subject Company Properties are in compliance with Environmental Laws and none have leaked or are leaking;

(x) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Subject Company Property; and

(xi) compliance with all current Environmental Laws could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

Notwithstanding anything in this Section 5.12 to the contrary, no events or conditions have occurred or are occurring with respect to any Subject Company relating to any Environmental Law, any Release of Hazardous Materials, or any activity relating to Hazardous Materials, including any matter disclosed on Schedule 5.12, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.13 Labor Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (i) there are no strikes, lockouts or other labor disputes pending or, to the knowledge of the Issuer, threatened against any Subject Company; (ii) hours worked by and wages paid to employees of each Subject Company have not violated the Fair Labor Standards Act or any other applicable Laws; and (iii) all payments due in respect of employee health and welfare insurance from any Subject Company have been paid or properly accrued on the books of the relevant Subject Company.

5.14 Financial Advisers, Finders and Brokers

No broker’s or finder’s fee or commission was or will be payable with respect to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby for which any Subject Company, Transaction Document Party or Note Holder may have any liability (other than fees payable to the Note Purchaser), and the Issuer hereby indemnifies the Indemnitees against, and the Issuer agrees that it will hold the Indemnitees harmless from any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.15 Solvency

Each Subject Company is, and on and after the issuance of the Notes hereunder, and the other transactions contemplated hereby and by the other Transaction Documents will be, Solvent.

5.16 Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions

A. Neither any Subject Company, nor any of the officers, directors, employees, agents, consultants, distributors, resellers, representatives, sales intermediaries or other Persons acting on behalf of any Subject Company, has: (1) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official, in each case, for purposes of (A) influencing any act or decision of any public official in such official’s official capacity, (B) inducing such public official to do or omit to do any act in violation of such official’s lawful duty, (C) securing any improper advantage or (D) inducing such public official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or -controlled facilities), in order to assist such Subject Company in obtaining or retaining business; or (2) taken any action in violation of any applicable anti-corruption Law, including, without limitation, the Foreign Corrupt Practices Act of 1977 (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010 and any other applicable anti-corruption or anti-bribery Law of any Governmental Authority of any jurisdiction applicable to such Subject Company. There is no pending or threatened action, proceeding or investigation (whether internal or by a Governmental Authority), with respect to any actual or potential violation of any applicable anti-corruption Law relating to any Subject Company. Each Subject Company has in place adequate controls to ensure compliance with any applicable anti-corruption Laws, including but not limited to the “books and records” provisions of the FCPA or other similar provisions in any applicable anti-corruption law.

B. The Subject Companies are in compliance, and at all times during the five (5) year period ending on the Amendment and Restatement Closing Date have complied, with all applicable Laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including, without limitation, all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No action, proceeding or investment by or before any Governmental Authority involving any Subject Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Subject Companies, threatened.

C. The Subject Companies have at all times during the five (5) year period ending on the Amendment and Restatement Closing Date been in compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Authority or Governmental Authorities, have not: (A) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (22 C.F.R. § 120 et seq.) (“ITAR”), or the Export Administration Regulations (15 C.F.R. § 730 et seq.) (the “EAR”), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.) (“OFAC”); (B) entered into, funded, financed, or facilitated any activities, business or transaction that is prohibited under any applicable trade Law, including, the ITAR, the EAR, or the economic sanctions programs administered by OFAC; or with or for the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including but not limited to any Person (1) designated as a Specially Designated National by OFAC, (2) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security or (3) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (C) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (D) manufactured any defense article (as defined in the ITAR, “Defense Article”), including within the United States, and without regard to whether such Defense Article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls of the U.S. Department of State; (E) imported any goods except in compliance with the import and customs Laws of the United States, including, but not limited to, Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (F) violated the anti-boycott prohibitions, or failed to comply with the reporting requirements, of the EAR and the Tax Reform Act of 1976 (26 U.S.C. § 999).

D. Each Subject Company has in place adequate controls to ensure compliance with all applicable Laws pertaining to the export and import of goods, services, and technology, including, as applicable and without limitation, the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and any other applicable import and customs Laws. There are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by any Subject Company or its predecessors.

5.17 Full Disclosure

No representation, warranty or other statement made, or other information furnished, by any Transaction Document Party or Subject Company in this Agreement or any other Transaction Document, or in any certificate, written statement or other document previously furnished to the Note Holders by any Transaction Document Party or Subject Company or by any authorized agents of any such Person contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such documents, written statements or certificates not misleading in light of the circumstances in which the same were made. There is no fact known to any Transaction Document Party or any of its Subsidiaries (other than matters of a general economic nature) on the Amendment and Restatement Closing Date that such Transaction Document Party or any of its Subsidiaries or any of its respective authorized agents have not disclosed to the Note Holders in writing prior to the date of this Agreement that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.18 Insurance.

The properties and assets of the Subject Companies are insured with Acceptable Insurance Carrier, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the applicable Subject Company operates.

SECTION 6. AFFIRMATIVE COVENANTS OF THE ISSUER

The Issuer covenants and agrees that until the Obligations are paid in full in cash or the Full Note Conversion occurs, the Issuer shall perform or cause to be performed the covenants in this Section.

6.1 Financial Statements, Notices and Other Reports

A. The Issuer shall, and shall cause each other Subject Company to, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Upon the reasonable request of the Note Holders, the Issuer shall, and shall cause each other Subject Company to, deliver to such Note Holder any additional information relating to the substance of such financial statements which the Note Holders reasonably believe is required to understand the substance of such financial statements.

B. The Issuer shall deliver to each Note Holder:

(i) Monthly Financials: as soon as available and in any event within forty-five (45) days after the end of each month occurring during each Fiscal Year, complete unaudited consolidated balance sheets of each of the Subject Companies, in each case, as of the end of such month and unaudited consolidated statements of income and of cash flows of each of the Subject Companies, in each case, for such month and for the elapsed portion of the Fiscal Year, in each case prepared in reasonable detail and in accordance with GAAP consistently applied and setting forth in comparative form the figures for the corresponding period of the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of the Issuer that they fairly present the financial condition of the Subject Companies, as of the dates indicated and the results of its operations and cash flows for the periods indicated in accordance with GAAP consistently applied (subject to changes resulting from audit and normal year-end adjustments);

(ii) Yearly Financials: as soon as available and in any event within ninety (90) days after the end of each Fiscal Year:

(a) complete audited consolidated balance sheets of each of the Subject Companies as of the end of such Fiscal Year, audited consolidated statements of income and of cash flows of Eco-Stim Argentina and unaudited consolidated statements of income and of cash flows of each of the other Subject Companies for such Fiscal Year, in each case prepared in reasonable detail and in accordance with GAAP consistently applied and setting forth in comparative form the figures for the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of the Issuer that they fairly present in all material respects the financial condition of the Subject Companies, as the case may be, as of the dates indicated and the results of its operations and cash flows for the period indicated in accordance with GAAP consistently applied; and

(b) a report thereon of the Accountant, which report shall be unqualified, expressing no doubts, assumptions or qualifications concerning the ability to continue as a going concern and stating that such financial statements fairly present in all material respects the financial position of the Subject Companies, as the case may be, as of the dates indicated and the results of its operations and its cash flows for the period indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Accountant in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(iii) Officer’s Certificates: together with each delivery of financial statements of Issuer delivered pursuant to clauses (i) or (ii) of this Section 6.1B, a certificate of the chief financial officer or chief accounting officer of the Issuer certifying that the signer reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of each Subject Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Potential Event of Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Issuer has taken, is taking and proposes to take with respect thereto;

(iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements previously delivered under this Section 6.1B, the financial statements of any Person delivered pursuant to Sections 6.1B(i) or 6.1B(ii) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to Sections 6.1B(i) or 6.1B(ii) following such change, financial statements of such Person for, (1) the current Fiscal Year to the effective date of such change, and (2) the full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such period, and (b) together with each delivery of quarterly or annual financial statements pursuant to Sections 6.1B(i) or 6.1B(ii) following such change, a written statement of the chief accounting officer or chief financial officer of such Person setting forth the differences that would have resulted if such financial statements had been prepared without giving effect to such change;

(v) Accountant’s Certification: together with each delivery of financial statements pursuant to Section 6.1B(ii), a written statement by the Accountant giving the report thereon, (a) stating that their audit examination has included a review of the terms of this Agreement and the other Transaction Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes a Potential Event of Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificate delivered therewith pursuant to Section 6.1B(iii) is not correct;

(vi) Accountant’s Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Issuer or any other Subject Company by the Accountant in connection with each annual, interim or special audit of the financial statements of any Subject Company made by such Accountant, including, without limitation, any comment letter submitted by such Accountant to management in connection with their annual audit;

(vii) [reserved].

(viii) Monthly Operation Reports: no later than ten (10) days following the end of each calendar month of each Fiscal Year, a report for the preceding calendar month, prepared in reasonable detail regarding the operations of Eco-Stim Argentina and the other Subject Companies, which includes a log showing the percentage of utilization and the number of work days for each work crew and each equipment was operational during such month with respect to the Subject Company Properties;

(ix) Events of Default: promptly upon (and in any event within 2 Business Days after) an officer of the Issuer obtaining knowledge of, (a) any inaccuracy in any material respect of any representation or warranty contained in this Agreement or any other Transaction Document, (b) any breach in any material respect of any covenant, agreement or condition contained in this Agreement or any other Transaction Document, (c) any event or circumstance that could reasonably be expected to have a Material Adverse Effect, (d) any Person giving notice to the Issuer or taking any other action with respect to a claimed default, acceleration, foreclosure, exercise of remedies or similar action or an event or condition of the type referred to in Section 8.1B, or (e) the occurrence of any Potential Event of Default or Event of Default, an Officer’s Certificate specifying in reasonable detail the nature and date, if applicable, of such inaccuracy, breach or occurrence and the Issuer’s and any other applicable Subject Company’s intended actions with respect thereto;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in liability to Issuer or any other Subject Company in excess of $100,000 in the aggregate, a written notice specifying the nature thereof, what action the Issuer (or any other Subject Company) or any ERISA Affiliate thereof has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Reports and Documents: with reasonable promptness copies of, if applicable, (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Subject Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, and (b) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Note Holders shall reasonably request;

(xii) Litigation:

(a) promptly upon (and in any event within 2 Business Days after) any officer of the Issuer obtaining knowledge of:

(1) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Transaction Document Party or Subject Company or any property of the foregoing parties (collectively, “Proceedings”) not previously disclosed in writing by the Issuer to the Note Holders; or

(2) any material development in any Proceeding that, in any case: (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Transaction Document; or (C) was instituted for the purposes of revoking, terminating, suspending, withdrawing, modifying or withholding any Authorization which, if successful, could reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Issuer to enable the Note Holders and its counsel to evaluate such matters; and

(b) at the time of delivery of the applicable financial statement, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, any Transaction Document Party or other Subject Company equal to or greater than $100,000, and promptly after request by any Note Holder such other information as may be reasonably requested by such Note Holder to enable such Note Holder and its counsel to evaluate any of such Proceedings;

(xiii) Notices and Reports to Shareholders: at the same time as delivery thereof to the shareholders of the Issuer or any other Subject Company, any reports or notices related to shareholders meetings and/or the material operations of each Subject Company delivered to such parties, including notices and agendas of shareholder meetings, financial reports, investor information reports, operating statements, performance tests reports and any environmental reports;

(xiv) Notices Regarding Taxes: The Issuer shall notify promptly each Note Holder of each of the following (and in no event later than fifteen (15) Business Days after becoming aware thereof): (a) the creation, or filing with the IRS or any other Governmental Authority, of any contractual obligation or other document extending, or having the effect of extending, the period for assessment or collection of any U.S. federal, state or foreign income or franchise taxes with respect to any Subject Company; and (b) the creation of any contractual obligation of any Subject Company, or the receipt of any request directed to any Subject Company, to make any adjustment under Section 481(a) of the Internal Revenue Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect;

(xv) Nasdaq Notices. Promptly upon (and in any event within two Business Days after) receipt of any written or oral communication from a representative of Nasdaq stating that the Issuer is not in compliance with any of the requirements for continued listing of the Common Stock on Nasdaq, a copy of (or in the case of an oral communication, a description of the substance of) such communication.

(xvi) Other Information: monthly reports on the status of all equipment and utilization thereof in the preceding month, and all other financial statements, reports or information with respect to the Subject Companies or the Approved Budget as the Note Holders may reasonably request.

6.2 Corporate and Partnership Existence

The Issuer shall, and shall cause each other Subject Company to, at all times preserve and keep in full force and effect its existence as a corporation, partnership, limited liability company, as applicable, and the rights and franchises material to the operation of its business.

6.3 Payment of Taxes and Claims

The Issuer shall, and shall cause each other Subject Company to, pay all Taxes (including any Taxes that must be collected or withheld from third parties and remitted to a taxing authority on behalf of such third parties), assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien on any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, charge or claim need be paid if being contested in accordance with Permitted Contest Procedures.

6.4 Maintenance of Properties, Insurance

A. The Issuer shall, and shall cause each other Subject Company to, operate the Subject Company Properties and equipment or cause such Subject Company Properties and equipment to be operated in a careful and efficient manner in accordance with the recognized best practices of the industry, including with respect to environmental and worker safety standards, and in compliance with all applicable contracts and agreements and in material compliance with all requirements of Governmental Authorities, including applicable Environmental Laws and Laws from time to time constituted.

B. [Reserved].

C. The Issuer shall, and shall cause each other Subject Company to, maintain, with Acceptable Insurance Carriers, insurance with respect to the Subject Company Properties and business to provide coverage against loss or damage of the kinds and to the extent customarily insured against by entities engaged in the same or similar business, of such type and in such amounts as are customarily carried under similar circumstances by such entities. All liability policies shall name the Note Holders as additional insureds.

6.5 Compliance with Applicable Laws and Authorizations

A. The Issuer shall, and shall cause each other Subject Company to, comply in all respects with all applicable Laws and Authorizations imposed by any Governmental Authority and all requirements of Nasdaq, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

B. The Issuer shall, and shall cause each other Subject Company to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Authorizations as shall now or hereafter be necessary under applicable Laws, except where the failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.6 Inspection

The Issuer shall, and shall cause each other Subject Company to, permit any representative or agent of the Note Holders to visit and inspect the Subject Company Properties, and any related surveys, reports, drawings or other documents, and to examine each Subject Company’s books of record and account and discuss its affairs, finances and accounts with its representatives, all upon reasonable notice, at such reasonable times and as often as the Note Holders may reasonably request, but (unless an Event of Default or a Potential Event of Default shall have occurred and is continuing) not more than once each Fiscal Quarter.

6.7 Security Interest, Filings and Reportings

A. Filing and Perfection. Subject to Section 6.21, on or before the Amendment and Restatement Closing Date, the Issuer shall, and shall cause each other Transaction Document Party to, execute, as debtor, and cause the filing of UCC financing statements and/or amendments covering the security interests created in favor of the Note Holders by the Security Documents in any applicable jurisdiction. In addition, the Issuer shall, at its expense, take all actions that have been reasonably requested by the Note Holders or that are reasonably necessary to maintain the perfection and priority of the security interest of the Note Holders and shall furnish timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable the Note Holders to take such action. Without limiting the generality of the foregoing, the Issuer shall file or cause to be filed at its expense such financing statements and continuation statements in all places necessary or advisable (in the reasonable opinion of counsel for the Note Holders) to perfect and maintain such security interests and shall promptly notify the Note Holders of any change in its chief executive office or jurisdiction of organization.

B. Form D and Blue Sky. The Issuer agrees to file a Form D with respect to the Notes as required under Regulation D under the Securities Act and to provide a copy thereof to the Note Holders promptly after such filing. The Issuer shall, on or promptly after the Amendment and Restatement Closing Date, take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Notes for sale to the Note Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Note Purchaser on or promptly after the Amendment and Restatement Closing Date. The Issuer shall make all filings and reports relating to the offer and sale of the Additional Notes required under applicable securities or “Blue Sky” laws of the states of the United States following the Amendment and Restatement Closing Date.

C. Reporting Status. Until the date as of which both (i) the Note Holders (or their transferees) shall have sold all of the Shares issuable upon conversion of the Notes and (ii) none of the Notes are outstanding (the “Reporting Period”), the Issuer shall use its reasonable best efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Issuer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

D. Financial Information. The Issuer agrees to send the following to the Note Holders during the Reporting Period, (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K (or any analogous reports under the Exchange Act) and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, and (ii) copies of any notices and other information made available or given to the shareholders of the Issuer generally, contemporaneously with the making available or giving thereof to the shareholders.

E. Listing/Quotation. The Issuer shall use its reasonable best efforts to maintain the listing or authorization for quotation of the Common Stock on Nasdaq or another United States securities exchange or automated quotation system reasonably acceptable to the Note Holders. Neither the Issuer nor any other Subject Company of shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock from such securities exchange or quotation system.

6.8 Books and Records

The Issuer shall, and shall cause each other Subject Company to, maintain true and correct financial books and records.

6.9 Material Agreements.

The Issuer shall, and shall cause each other Subject Company to:

A. comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under the Material Agreements to which it is a party. The Issuer shall, and shall cause each other Subject Company to, provide the Note Holders with prompt notice of any material breach of or default by any party under any Material Agreement upon becoming aware of such breach and of its intentions with regard to the cure of, or exercise of remedies in respect of, such breach or default; and

B. promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material properties, except to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.10 Environmental Disclosure and Investigation

A. The Issuer shall, and shall cause each other Subject Company to, exercise all due diligence in order to comply and cause all other Persons on or occupying any portion of the Subject Company Properties to comply, in all material respects, with all Environmental Laws.

B. The Issuer agrees that the Note Holders may, from time to time, but not more often than once per year, and in its sole and absolute discretion, retain, at the Issuer’s reasonable expense, an independent environmental consultant to review any report relating to Hazardous Materials prepared by or for any Subject Company and to conduct its own non-invasive investigation of any Subject Company Property currently owned, leased, operated or used by any Subject Company. Soil and/or groundwater sampling or any Phase II Environmental Site Assessments shall not be conducted without the express and written authorization of the Issuer prior to the occurrence of such activities, which authorization may not be unreasonably withheld, conditioned or delayed by the Issuer. Any non-invasive investigations of any Subject Company Property shall be conducted, unless otherwise agreed to by the Parties, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Subject Company Property. The Issuer hereby acknowledges and agrees that any report of any investigation conducted at the request of the Note Holders pursuant to this Section 6.10 will be obtained and shall be used by the Note Holders for the purposes of the Note Holders’ internal credit decisions, to monitor and police its investment and to protect the Note Holders’ security interests created by the Transaction Documents. The Note Holders agree to deliver a copy of any such report to the Issuer with the understanding that the Issuer acknowledges and agrees that, (i) it will indemnify and hold harmless the Indemnitees from any costs, losses or liabilities relating to the Issuer’s use of or reliance on such report, (ii) the Note Holders do not make any representation or warranty with respect to such report, and (iii) by delivering such report to the Issuer, the Note Holders are not requiring or recommending the implementation of any suggestions or recommendations contained in such report. Any such environmental consultant retained by the Note Holders will maintain appropriate insurance coverage with respect to activities performed by such consultant, including policy coverage of $1,000,000 per incident and $2,000,000 in the aggregate, and will be solely responsible, as between the Note Holders, consultant and the Issuer, for any losses, liabilities or damages (including personal injury or death) arising out of or resulting from the activities performed pursuant to this Section 6.10B.

C. The Issuer shall, promptly upon its becoming aware of the occurrence thereof, advise the Note Holders in writing and in reasonable detail of:

(i) any Release of any Hazardous Materials not in compliance with Environmental Laws that is required to be reported to any federal, state or local governmental or regulatory agency under applicable Environmental Laws, where such Release represents a material liability under Environmental Law to Issuer;

(ii) any and all written communications with respect to any Environmental Claims alleging a material liability under Environmental Laws;

(iii) any remedial action taken by the Issuer or any other Person in response to (a) any Hazardous Material on or under any Subject Company Property, the existence of which could reasonably be expected to result in an Environmental Claim, or (b) any Environmental Claims involving any Subject Company, in each case, where such remedial action or Environmental Claim represents a material liability to Issuer; and

(iv) the Issuer’s discovery of any occurrence or condition on any real property adjoining any Subject Company Property that could reasonably be expected to cause such Subject Company Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws.

D. The Issuer shall, at its own expense, provide copies of such documents or information as the Note Holders may reasonably request in relation to any matters disclosed pursuant to this Section 6.10.

6.11 Remedial Action Regarding Hazardous Materials

The Issuer shall promptly take, and shall cause each other Subject Company to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or from any Subject Company Property owned or leased by such Subject Company at any time in order to comply with all applicable Environmental Laws and Authorizations and to respond to any Environmental Claim made against such Subject Company. If the Issuer or any other Subject Company undertakes any remedial action with respect to any Hazardous Materials on, under or from any Subject Company Property, such Subject Company shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the legally enforceable orders and directives of all Governmental Authorities except when, and only to the extent that, such Subject Company’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Subject Company in accordance with Permitted Contest Procedures.

6.12 Casualty or Condemnation Event

A. The Issuer shall notify the Note Holders promptly of any Casualty Event (generally describing the nature and extent thereof and the Issuer’s best estimate of the cost of Restoration) and upon becoming aware of the threat or commencement of any proceeding relating to a Condemnation Event.

B. The Issuer shall consult with the Note Holders in connection with any proceedings relating to a Condemnation Event and shall diligently oppose any such proceedings and pursue all of its rights to compensation against the condemning authority in respect of the Condemnation Event. The Issuer may approve a compromise or settlement of any such proceedings only with the consent of the Note Holders, such consent not to be unreasonably withheld.

C. If any Casualty/Condemnation Proceeds are received by any Subject Company such proceeds shall be segregated and held in a separate account in trust for the Note Holders. The Issuer will comply with any requests of the Note Holders to confirm or further grant to the Note Holders a security interest in any such Casualty/Condemnation Proceeds.

D. Casualty/Condemnation Proceeds received in respect of a Casualty Event may be applied to Restoration of the affected property, subject to the consent of the Note Holders and, if such consent is given, to such conditions as the Note Holders may reasonably require.

6.13 [Reserved]

6.14 Right of First Offer

Without limiting the generality of Section 7, the Issuer shall offer the Note Holders the opportunity to finance, purchase or otherwise provide not less than 50% of the aggregate principal amount of all Indebtedness incurred by the Issuer after the Amendment and Restatement Closing Date and not less than 50% of the total amount of any issuance of Equity Interests by any Subject Company (excluding the issuance of Common Stock described in Section 6.15B and any Equity Interests issued as compensation to officers, employees or directors) (the “Financing ROFO”) in accordance with the terms of this Section 6.14. The Issuer shall provide the Note Holders with written notice of its intent to incur any such Indebtedness or issuance any such Equity Interests (a “Financing ROFO Notice”), which shall describe all of the proposed material terms of such Indebtedness or such Equity Interests, as applicable, including the proposed price therefor and the proposed date and time of the closing therefor. Upon receipt of a Financing ROFO Notice, the Note Holders shall have twenty (20) Business Days (the “Financing ROFO Option Period”) to determine whether to finance, purchase or otherwise provide up to 50% of such Indebtedness or purchase up to 50% of such Equity Interests, as applicable. The Note Holders electing to exercise the Financing ROFO shall indicate same within such Financing ROFO Option Period by delivering a written acceptance to the Issuer which shall indicate the amount of such Indebtedness or Equity Interests, as applicable, that the Note Holders are willing to finance, purchaser or otherwise provide, as applicable (the “Financing ROFO Acceptance Notice”). If the Note Purchasers have not delivered a Financing ROFO Acceptance Notice by the expiration of the Financing ROFO Option Period, the Issuer shall be permitted to seek to have third-parties finance, purchase or otherwise provide such Indebtedness or such Equity Interests, as applicable, at a price not less than that specified in the Financing ROFO Notice and on other terms and conditions which are not materially more favorable in the aggregate to the prospective third-party purchaser than those specified in the Financing ROFO Notice, but only to the extent that such third-party transaction occurs within sixty (60) days after expiration of the Financing ROFO Option Period. Any such Indebtedness or Equity Interests not purchased by a third-party purchaser within such sixty (60) day period will again be subject to the provisions of this Section 6.14.

6.15 Required Consents

A. The Subject Companies shall use their reasonable best efforts to obtain the Required Consents as soon as practicable after the Amendment and Restatement Closing Date.

B. In connection with seeking approval of the Note Conversion from the Issuer’s stockholders as required by the terms of the Notes and/or Nasdaq Rule 5635, the Issuer shall (i) as soon as reasonably possible after the Amendment and Restatement Closing Date, duly give notice of, convene and hold a meeting of its stockholders to seek approval of the Note Conversion from holders of a majority of the outstanding shares of Common Stock not held by Note Holders (the “Stockholders Meeting”); provided, however, that the Company shall be permitted to convene the Stockholders Meeting together with its 2017 annual meeting of stockholders so long as such 2017 annual meeting occurs not later than July 31, 2017, (ii) as soon as reasonably possible after the Amendment and Restatement Closing Date, prepare and (subject to the next four sentences) file with the SEC a proxy statement (the “Proxy Statement”) to obtain such approval of the Note Conversion at the Stockholders Meeting and (iii) distribute the Proxy Statement to stockholders and seek proxies in favor of the Note Conversion to be voted at the Stockholders Meeting. The Proxy Statement shall contain all information required by the Securities Exchange Act of 1934 and the rules of the SEC relating to the Stockholders Meeting and the Note Conversion. The Issuer shall cooperate and consult with the Note Holder in preparing the Proxy Statement and shall not file the Proxy Statement or any amendment or supplement thereto (or the form of proxy) with the SEC, or submit any correspondence or other document relating to the Proxy Statement to the SEC staff, without first providing a copy of such document, in draft form, to the Note Holder and affording the Note Holder a reasonable opportunity to review and comment thereon. The Issuer shall consider any Note Holder comments in good faith and use reasonable efforts to incorporate such comments and in no event shall the Issuer file any such document with the SEC, or submit any such document to the SEC staff, if the Note Holder shall have objected thereto. The Issuer shall use diligent efforts to resolve, and shall diligently consult and cooperate with the Note Holder in resolving, any SEC staff comments relating to the Proxy Statement as promptly as practicable after receipt thereof and shall use diligent efforts to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Issuer’s stockholders as promptly as reasonably practicable following filing with the SEC. The Issuer further agrees to correct any information included in the Proxy Statement which shall have become false or misleading by preparing and mailing to its stockholders an amendment or supplement setting forth such correction. The Proxy Statement shall include a statement that the Issuer’s Board of Directors has recommended approval of the Note Conversion (excluding any directors designated by the Note Holder who did not participate in such recommendation).

C. During the period from the Amendment and Restatement Closing Date until the earlier of the Note Conversion or the repayment of the Notes, the Issuer shall not, and shall not authorize or permit its subsidiaries or affiliates to, and shall not authorize or permit its or their representatives to, directly or indirectly initiate, encourage, facilitate, solicit or cooperate with (including in each case by way of furnishing non-public information relating to the Subject Companies) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that could result in a sale of any material portion of the assets of the Issuer, an acquisition by a third party of the Issuer’s Common Stock, or any other transaction that would be inconsistent with the Note Conversion; provided, however, that (i) the Issuer shall be permitted to take any of the foregoing actions so long as all outstanding Notes are repaid, and all accrued and unpaid interest thereon and the applicable Make Whole Premium are paid, concurrently with the consummation thereof and (ii) the restrictions in this paragraph shall not apply to the extent that, at any time prior to obtaining the Stockholder Approval, the Issuer’s Board determines in good faith, based on written advice from the Company’s outside legal counsel, that complying with any such restriction would reasonably be expected to constitute a breach of the fiduciary duties of the Issuer’s Board of Directors to its stockholders under applicable Law.

D. The Issuer shall offer an option to holders of Common Stock (excluding the Note Purchaser) that qualify as “accredited investors” under the regulations of the SEC and are otherwise acceptable to the Note Purchaser to purchase up to $5,000,000 of Common Stock at a price per share of $1.40 concurrently with the Note Conversion.

6.16 Disclosure of Transactions and Other Material Information

As soon as practicable after the Amendment and Restatement Closing Date and in any event within the time period required under the rules and regulations of the SEC, the Issuer shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement and the Additional Transaction Documents in the form required by the Exchange Act and attaching this Agreement and the Additional Transaction Documents as exhibits to such filing (collectively, the “8-K Filing”); provided, however, the Issuer shall not file the 8-K Filing or any amendment or supplement thereto with the SEC without first providing a copy of such document, in draft form, to the Note Holder and affording the Note Holder a reasonable opportunity to review and comment thereon, and the Issuer shall consider any Note Holder comments on the 8-K Filing in good faith and use reasonable efforts to incorporate such comments. Except for the foregoing, neither the Issuer, any other Subject Company nor the Note Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Issuer shall be entitled, without the prior approval of the Note Purchaser, to make any press release or other public disclosure with respect to such transactions, (i) in substantial conformity with the 8-K Filing and contemporaneously therewith, and (ii) as is required by applicable law and regulations or Nasdaq rules (provided that the Note Purchaser shall be consulted by the Issuer in connection with any such press release or other public disclosure a reasonable period prior to its release). Except for the 8-K Filing, the Proxy Statement, any registration statement required to be filed pursuant to the Registration Rights Agreement or as otherwise required by law, without the prior written consent of any applicable Note Purchaser, neither the Issuer nor any of its Subsidiaries or Affiliates shall disclose the name of the Note Purchaser in any filing, announcement, release or otherwise.

6.17 Reservation of Shares

So long as any Notes remain outstanding, the Issuer shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the maximum number of Shares issuable upon conversion of the Notes then outstanding (the “Required Reserved Amount”). If at any time the number of Shares authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Issuer will promptly take all corporate action necessary to authorize and reserve a sufficient number of Shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares of Common Stock to meet the Issuer’s obligations under this Section 6.17, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Issuer in favor of an increase in the authorized shares of the Issuer to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount.

6.18 Subsidiary Guarantee

For so long as any Notes remain outstanding, upon any entity becoming a Subsidiary of the Issuer, the Issuer shall promptly cause each such Subsidiary that is not a Foreign Subsidiary or a FSHCO (other than the Norwegian Subject Companies) to become party to the Security Agreements by executing a joinder to such agreements reasonably satisfactory in form and substance to the Note Holders.

6.19 [Reserved]

6.20 Budget and Use of Proceeds.

A. Initial Budget. The Initial Budget (and each subsequent Approved Budget hereunder) shall be deemed the “Approved Budget” for all purposes of this Agreement until superseded by another Approved Budget pursuant to the provisions set forth below in this Section 6.20.

B. Updated Budget. As soon as practicable upon request by the Note Purchaser (and, in any event, no later than 14 calendar days thereafter), the Issuer shall deliver to the Note Purchaser an updated statement of projected cash receipts and disbursements (on a cumulative and line-item basis) of the Subject Companies, for the current month and each month of ending thereafter until the Maturity Date (or such earlier date agreed by the Note Purchaser), which shall be consistent with the form and the level of detail of the Initial Budget and otherwise in form and substance satisfactory to the Note Purchaser (the “Updated Budget”). Upon (and subject to) the approval of any such Updated Budget by the Note Purchaser, such Updated Budget shall constitute the Approved Budget then in effect; provided, however, that in the event the Note Purchaser and the Subject Companies are unable to reach agreement regarding an Updated Budget, then the Approved Budget most recently in effect shall remain the Approved Budget; provided, further, however, that the failure of the Subject Companies to agree with the Note Purchaser on an Updated Budget within ten (10) calendar days of any date on which the Subject Companies are obligated to deliver an Updated Budget shall constitute an Event of Default.

C. Liquidity Report. On each Monday and Thursday of each week after August 15, 2017, the Issuer shall deliver the Note Purchaser a Liquidity Report.

D. Variance Reporting: By no later than 5:00 p.m. New York City time on Wednesday, August 16, 2017 and thereafter on the tenth (10th) Business Day of each subsequent month (each such Business Day, a “Variance Reporting Date”), the Issuer shall deliver to the Note Purchaser a variance report with respect to the most recently ended month (i) setting forth actual cash receipts and disbursements of the Subject Companies for such period and setting forth all the variances, on a line item and aggregate basis, as compared to the corresponding amounts set forth in the Approved Budget for such period, together with a certificate of the chief financial officer of the Subject Companies (x) explaining in reasonable detail all material variances from the Approved Budget for such period and (y) certifying compliance by the Subject Companies with the Disbursement Variance for the most recently ended Test Period and explaining in reasonable detail any non-compliance by the Subject Companies with the Disbursement Variance for such Test Period.

E. Permitted Disbursement Variance. The Subject Companies shall not permit actual “Total Cost of Sales” or “SG&A” for any Test Period to be greater than 15% more than the “Total Cost of Sales” or “SG&A” line item in the Approved Budget for such Test Period. As used herein, “Test Period” shall refer to the calendar month ending immediately prior to the applicable Variance Reporting Date.

F. Use of Proceeds. Unless otherwise previously agreed to in writing by the Note Holders, the Subject Companies (i) shall apply the proceeds of the Additional Notes in accordance with Schedule 2.3A and (ii) shall not use the proceeds of the Additional Notes to expend in excess of the lesser of 15% and $250,000 more than the amount set forth opposite any line-item set forth in Schedule 2.3A. Any expenditure using the proceeds of the Additional Notes that does not comply with the immediately preceding sentence shall be an Event of Default.

6.21 Post-Closing Requirements. The Issuer shall, and shall cause each other Subject Company to:

A. Within 15 days of the Amendment and Restatement Closing Date, deliver customary property and liabilities insurance certificates to the Note Purchaser, together with endorsements to all policies listed therein, naming the Note Purchaser as “additional insured” and “loss payee”.

B. (i) Promptly upon request of the Note Holder, take all actions reasonably requested by the Note Holder to ensure the Note Purchaser has a first-priority Lien on all equipment and vehicles located in Argentina and (ii) reserve not less than $500,000 to pay potential fees and expenses related the foregoing less all amounts actually expended related to the foregoing.

C. Within 45 days of the Amendment and Restatement Closing Date, (i) establish a new management equity incentive plan with certain key employees that is satisfactory to the Note Purchaser and the senior management team and commensurate with industry standards and (ii) enter into amendments to the Issuer’s employment contracts with its executives and/or its officers that are, in each case, in form and substance satisfactory to the Note Purchaser.

D. Within 30 days of the Amendment and Restatement Closing Date, take all actions reasonably requested by the Note Holder to (i) terminate any and all security interests on assets that secured the obligations under the Shareholder Loan Agreement, (ii) ensure that (x) all Equity Interests in Eco-Stim Argentina that are (or were) held by ACM, and all rights and powers related thereto, are transferred to the Note Purchaser, including the entry into and registration, if applicable, of all agreements, certificates and instruments related thereto, including powers of attorney and (y) the corporate governance of Eco-Stim Argentina, including the bylaws and consent rights of certain directors of the Board of Directors (or foreign equivalent) of Eco-Stim Argentina, is satisfactory to the Note Holder, (iv) deliver each executed Spousal Consent required by Section 7.19 of the Amended and Restated Stockholder Rights Agreement and (iv) ensure the Note Holder has perfected first-priority security interests in all Collateral and all assets that previously secured the obligations under the Shareholder Loan Agreement, in each case, including the delivery of all agreements, certificates, instruments and opinions necessary or advisable to achieve or confirm the same.

SECTION 7. NEGATIVE COVENANTS OF THE ISSUER

The Issuer covenants and agrees that for so long as any Obligations remain outstanding, the Issuer shall perform or cause to be performed the covenants in this Section.

7.1 Indebtedness and Contingent Obligations

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to, any Indebtedness or Contingent Obligations, except Permitted Indebtedness.

7.2 Prohibition on Liens and Related Matters

A. The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Subject Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, other than Permitted Liens.

B. Except as provided in the Transaction Documents, the Issuer shall not, and shall not permit any other Subject Company to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

C. Except as provided in the Transaction Documents, the Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subject Company to:

(i) make any payments, redemptions, repurchases or other distributions of any kind on any of its Equity Interests;

(ii) repay or prepay any Indebtedness or make payments on any other obligations owed by such Subject Company to any other Subject Company;

(iii) make loans or advances to any other Subject Company; or

(iv) transfer any of its property or assets to any other Subject Company.

7.3 Investments and Joint Ventures

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, make or own any investment in any Person (including any loan or advance to such Person and the formation of any Subsidiaries) except (i) in the ordinary course of business and in accordance with the then-effective Approved Budget, and (ii) each Subject Company may continue to hold the investments in its respective Subsidiaries and Affiliates (if any) that they own as of the Amendment and Restatement Closing Date. The Issuer shall not, and shall not permit any other Subject Company to, enter into any sale-leaseback transaction for any equipment constituting Collateral.

7.4 Restriction on Fundamental Changes and Asset Sales

A. The Issuer shall not, and shall not permit any other Subject Company to, (i) alter its corporate structure (other than creation of Subsidiaries after the Amendment and Restatement Closing Date otherwise not prohibited hereunder so long as such new Subsidiaries (A) comply with Section 6.18, (B) are not FSHCOs and (C) only own or lease any hydraulic fracturing or other equipment to the extent such equipment is vendor financed or serves as collateral), or enter into any transaction of merger, or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) directly or indirectly, amend, supplement, terminate or waive, or consent to the amendment, supplement, termination or waiver of any of the provisions of any Organizational Document or enter into or obtain any new Organizational Document without the express prior written consent of the Note Holders as to the form, scope and substance of such new Organizational Document or such amendment, supplement, termination, waiver or consent. For the avoidance of doubt, the Issuer shall not, and shall not permit any Subject Company to, increase the size of its Board of Directors without the express prior written consent of the Note Holders.

B. The Issuer shall not, and shall not permit any other Subject Company to, convey, sell, lease, sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its respective businesses, property, assets or long-term leases or any other of the Subject Company Properties, whether now owned or hereafter acquired, except for the disposal (i) in accordance with the then-effective Approved Budget or (ii) in the ordinary course of business of any surplus, worn out or obsolete assets not exceeding $25,000 in value in the aggregate in any Fiscal Year not exceeding $75,000 in value in the aggregate while any Notes are outstanding.

C. The Issuer shall not, and shall not permit any other Subject Company to, acquire by purchase or otherwise all or any portion of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except for the purchase of assets in the ordinary course of business reasonably required in the operation of such Subject Company’s business, consistent with prior practice and in accordance with the then-effective Approved Budget, or unless the Note Holders have provided its prior written consent to such purchase.

7.5 Restrictions on Issuances or Transfers of Securities

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, issue, sell, transfer, assign, pledge or otherwise encumber, or grant any options, rights or warrants with respect to, any Securities or other Equity Interests of any Subject Company, including (i) any new class of Equity Interests or any new Equity Interests and (ii) Equity Interests representing the common equity of the Issuer, including options, rights and warrants in respect of Equity Interests representing common equity of the Issuer; provided that nothing in this Section 7.5 shall prohibit the Issuer to issue common equity (A) in any transaction that is permitted by Section 6.14, Section 6.15C or Section 6.15D or Section 2.04(vi) of the Amended and Restated Stockholder Rights Agreement without the consent contemplated by such Section 2.04 thereof, (B) pursuant to outstanding awards under the Issuer’s incentive stock awards program that is in effect on the Amendment and Restatement Closing Date, (C) issuances of Common Stock pursuant to the Issuer’s at-the-market offering program in effect as of the Amendment and Restatement Closing Date or (D) pursuant to the Note Conversion.

7.6 Transactions with Affiliates

Other than transactions (i) contemplated by Section 2.04(vi) of the Amended and Restated Stockholder Rights Agreement and (ii) those in existence on the Amendment and Restatement Closing Date and disclosed on Schedule 5.2L, the Issuer shall not, and shall not permit any other Subject Company to, engage in any transaction with any Affiliate of the Issuer or with any holder of five (5)% percent or more of any class of Equity Interests of the Issuer or any Affiliate of Issuer or any Affiliate of such a holder, unless such transaction both (i) is upon terms no less favorable to the Issuer or such Subject Company, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (and if such transaction replaces an existing transaction, such terms must be no less favorable to the Issuer or such Subject Company than the terms of such existing transaction) and (ii) has been approved by all of the independent directors on the Board of Directors of the Issuer (including any one or more directors appointed by the Note Holders, unless the transaction is with an Affiliate of the Note Holders).

7.7 Restrictions on Conduct of Business

The Issuer shall not, and shall not permit any other Subject Company to, engage, directly or indirectly, in any business other than the (i) consummation of the transactions contemplated by the Transaction Documents, (ii) ownership of Equity Interests in the other Subject Companies, (iii) activities contemplated in the Approved Budget, and (iv) the business of management of oilfield information and the completion of oil and gas wells in the ordinary course of business consistent with past practice, and activities ancillary thereto.

7.8 Restrictions on Prepayment or Refinancing of Indebtedness

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, pay or set apart any sum for any payment, retirement or repurchase of any Indebtedness or Contingent Obligations (other than (i) the repayment on the Amendment and Restatement Closing Date of all amounts outstanding under the Shareholder Loan Agreement in accordance with Section 4.1DD and (ii) obligations under the Transaction Documents), whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness or Contingent Obligations permitted by this Agreement.

7.9 Restricted Payments

The Issuer shall not directly or indirectly, declare, order, pay, make or set apart any sum for any:

(i) dividend or other distribution, direct or indirect, on account of any Equity Interests of the Issuer or any other Subject Company now or hereafter outstanding;

(ii) management fees, or other payments to any Affiliate of the Issuer (other than payments to a Subject Company and salaries and other payments to offices and employees of any of the Subject Companies, in each case in the amounts included in the Approved Budget;

(iii) redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Issuer or any Subject Company now or hereafter outstanding;

(iv) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of Issuer or any Subject Company now or hereafter outstanding; or

(v) payment of any kind on or in respect of Indebtedness of the Issuer or any Subject Company that is subordinated to the Obligations.

7.10 Fiscal Year

The Issuer shall not, and shall not permit any other Subject Company to, change its Fiscal Year.

7.11 ERISA

The Issuer shall not, and shall not permit any other Subject Company or any ERISA Affiliate of any Subject Company to, enter into any indemnity agreement or similar arrangement with, or assume any liability or obligation with respect to, any other ERISA Affiliate of any Subject Company in connection with any Pension Plan or in connection with any Multiemployer Plan to which any such ERISA Affiliate may at any time contribute, except as may be required by ERISA or the Internal Revenue Code. Except for matters that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Issuer shall not permit any ERISA Event to occur. The Issuer shall not, and shall not permit any other Subject Company or any ERISA Affiliate of any Subject Company to, engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code.

7.12 Accountant

The Issuer shall not, and shall not permit any other Subject Company to, change the Accountant.

7.13 Minimum EBITDA

The Subject Companies shall not permit EBITDA to be less than (i) for the Fiscal Quarter ending September 30, 2017, $1,500,000, (ii) for the Fiscal Quarter ending December 31, 2017, $2,000,000 and (iv) for each Fiscal Quarter ending thereafter, $3,500,000.

7.14 Cash

The Subject Companies shall not permit any bank account of any Subject Company that is located outside the United States (“Foreign Bank Accounts”) (i) to maintain a balance of cash in excess of $1,500,000 for longer than ten (10) Business Days at any time or (ii) to hold any proceeds from the Additional Notes at any time, unless such circumstance is necessary to comply with Section 6.20F(i). Notwithstanding the foregoing, the Subject Companies shall be permitted to transfer cash from bank accounts located in the United States (the “Domestic Bank Accounts”) to Foreign Bank Accounts in an aggregate amount for all Foreign Bank Accounts not to exceed the aggregate amount of cash transferred from Foreign Bank Accounts to Domestic Bank Accounts during the last 90 days.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default

The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement:

A. Failure to Make Payments When Due. Failure to pay (i) any installment of principal on the Notes when due (whether by acceleration, by notice of prepayment or otherwise) or (ii) any interest, fee, prepayment premium or other amount to any Note Holder when due under this Agreement or any other Transaction Document and any such failure to pay such other amount continues for more than three (3) Business Days after such due date.

B. Default in Other Agreements.

(i) Failure of any Subject Company to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 8.1A) in an individual principal amount of $50,000 or more or any items of Indebtedness with an aggregate principal amount of $50,000 or more, or (b) any Contingent Obligation in an individual principal amount of $50,000 or more or any Contingent Obligations with an aggregate principal amount of $50,000 or more, in each case beyond the end of any cure or grace period provided therefor; or

(ii) Breach or default by any Subject Company with respect to any other material term of any item of any Indebtedness in an individual principal amount of $50,000 or more or any items of Indebtedness with an aggregate principal amount of $50,000 or more or any Contingent Obligation in an individual principal amount of $50,000 or more or any Contingent Obligations with an aggregate principal amount of $50,000 or more, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise) and any cure or grace period for such breach or default under the applicable indenture or other agreement shall have expired.

C. Breach of Warranty. Any representation or warranty made by any Transaction Document Party herein or in any other Transaction Document, or in any certificate or other instrument at any time given by any Transaction Document Party in writing pursuant hereto or in connection herewith shall be false, inaccurate or misleading in any material respect on the date as of which made or deemed made.

D. Covenants. Any Transaction Document Party shall default in the performance of or fail to comply with any term, condition, covenant or agreement to be performed by it contained in Section 6.15, Section 6.16, Section 6.17, Section 6.20, Section 6.21 or Section 7 of this Agreement.

E. Other Defaults Under this Agreement. Any Transaction Document Party shall default in the performance of or fail to comply with any term, condition, covenant or agreement to be performed by it contained in this Agreement or any other Transaction Document (other than those expressly referred to above in Sections 8.1A or 8.1D) and, in each such case such default or failure to comply shall not have been remedied or waived within thirty (30) days after the earlier of (a) the date on which such failure shall have become known, or should have become known, to the Issuer and (b) the date on which written notification thereof shall have been received by the Issuer; provided that if such Transaction Document Party commences efforts to cure such default within such 30-day period, it may continue to effect such cure of the default for an additional 30 days so long as such default is reasonably capable of being cured within such period and it is diligently pursing the cure.

F. Involuntary Bankruptcy and Appointment of Receiver.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Transaction Document Party or any Subject Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including the Bankruptcy Code, which decree or order is not stayed; or

(ii) An involuntary case shall be commenced against any Transaction Document Party or any Subject Company under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the Bankruptcy Code; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Transaction Document Party or any Subject Company, or over all or a substantial part of any Transaction Document Party’s or such Subject Company’s respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Transaction Document Party or any Subject Company for all or a substantial part of such Transaction Document Party’s or such Subject Company’s respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the respective property of such Transaction Document Party or such Subject Company; and the continuance of any such events described in this Section 8.1F(ii) for sixty (60) days unless vacated, dismissed, bonded, stayed or discharged.

G. Voluntary Bankruptcy and Appointment of Receiver. Any Transaction Document Party or any Subject Company shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including the Bankruptcy Code, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; the making by any Transaction Document Party or any Subject Company of any general assignment for the benefit of creditors; or the inability of any Transaction Document Party or any Subject Company or the admission by any Transaction Document Party or any Subject Company in writing of its inability generally to pay its debts as such debts become due; or the Board of Directors or a similar governing body of any Transaction Document Party or any Subject Company shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1G.

H. Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate an amount in excess of $50,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or that otherwise has or could reasonably be expected to have a Material Adverse Effect shall be entered or filed against any Transaction Document Party or any Subject Company or any of its respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of thirty (30) days (or in any event later than ten (10) days prior to the date of any proposed sale thereunder).

I. Dissolution. Any order, judgment or decree shall be entered against any Transaction Document Party or any Subject Company decreeing the dissolution or split up of such Person, and in the case of any such order, judgment or decree that is involuntarily entered against such Person, such order, judgment or decree shall remain undischarged or unstayed for a period of thirty (30) days.

J. Modification or Impairment of Material Agreements.

(i) (a) Any Material Agreement shall for any reason cease to be in full force and effect in all material respects prior to the scheduled termination date thereof (unless such agreement is replaced by a substantially similar agreement on terms at least as favorable as the terminated contract), or (b)(1) the term of any Material Agreement shall expire, (2) such Material Agreement is material to the operation of the business of any Subject Company, and (3) the Subject Companies do not continue to enjoy all rights and benefits of such contractual arrangement or such Material Agreement is not replaced with a Material Agreement on terms at least as favorable to the applicable Subject Company.

(ii) Any party to a Material Agreement (other than the Transaction Documents), including any Subject Company, shall default or fail to comply in any material respect with any term, condition, covenant or requirement in any such Material Agreement and such event shall continue for thirty (30) days (or, if longer, the applicable grace or cure period set forth in such Material Agreement) without such default or failure to comply being cured and, with respect to a default or failure by any party to comply with any Material Agreement, such default or failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and such Agreement is not replaced within ninety (90) days of such default or failure to comply with a new Material Agreement on terms at least as favorable to the applicable Subject Company.

(iii) The Argentina Service Agreement shall be terminated as a result of a default or other failure to comply by the Issuer thereunder or QM shall have failed to deliver any of the QM Equipment in compliance with the terms of the QM Equipment Purchase Agreement after the applicable Subject Company shall have made the payment for the QM Option thereunder.

K. Enforceability of Transaction Documents. Either, (i) any Security Document shall fail to provide, or cease to be effective to grant, to Note Holders a first priority perfected Lien on the Collateral, or (ii) any Transaction Document ceases to be in full force and effect (other than in accordance with its terms), or the validity or enforceability thereof shall be contested or disaffirmed by or on behalf of any Transaction Document Party.

L. Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Subject Company or any ERISA Affiliate of any Subject Company in excess of $100,000; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which results or may result in the imposition of payment obligations on any Subject Company under ERISA or the Internal Revenue Code in excess of $100,000 or there shall exist potential withdrawal liability in excess of $100,000, individually or in the aggregate for all Multiemployer Plans.

M. Environmental Claims. Any Environmental Claim arising with respect to (i) the development, financing, construction, ownership or operation of any activity specified in the Approved Budget or any Subject Company Property shall have been asserted against any Subject Company or any of its properties) which, if adversely decided, could, in the determination of the Note Holders, result in cost or liability to a Subject Company in excess of $250,000, individually or in the aggregate, or (ii) any Release at, on, under or from any of the activities or the Subject Company Properties described above shall have occurred which has resulted in cost or liability in excess of $250,000, individually or in the aggregate, except in cases adequately covered by insurance or indemnification where a solvent and unaffiliated insurance company or other third party has acknowledged coverage for the events described in (i) and (ii) of this Section 8.1L, but in each case of (i) or (ii), excluding those matters disclosed to the Note Holders in Schedule 5.12 to this Agreement.

N. Nationalization. Any expropriation, nationalization or other similar event (including the imposition of material Taxes, tariffs or other special assessments having the same effect) resulting in a material taking of property or assets of any Subject Company by any Governmental Authority shall have occurred.

8.2 Remedies

A. Acceleration.

(i) Upon the occurrence of any Event of Default described in Sections 8.1F or 8.1G with respect to the Issuer, the unpaid principal amount of, and accrued and unpaid interest on, the Notes and the Make Whole Premium shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer.

(ii) Upon the occurrence and during the continuation of any Event of Default not described in Section 8.2A(i), the Note Holders may, by written notice to Issuer, declare all or any portion of the amounts described in Section 8.2A(i) to be, and the same, together with the Make Whole Premium, shall further become, immediately due and payable, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer.

B. Remedies Available Under Law. The remedies set forth in this Section 8 are in addition to all other rights and remedies available to the Note Holders under this Agreement, any other Transaction Document or by Law or equity.

SECTION 9. MISCELLANEOUS

9.1 Registration and Transfer of the Notes

A. Register. The Notes shall be issued in registered form. The Issuer shall keep at its principal office a register for the registration and transfers of the Notes. The name and address of each holder of the Notes, the principal amount (and stated interest) of the Notes held by each Note Holder, each transfer thereof and the name and address of each transferee of the Notes shall be set out in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. This Section 9.1A shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The Issuer shall give to any Note Holder promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. Any registered holder of the Notes shall be considered to be a “Note Holder” for purposes of this Agreement and each other Transaction Document.

B. Transfers.

(i) No Note Holder may sell, assign, transfer, or grant participations in any of the Notes to any Permitted Transferee except as permitted under this Section 9.1B and subject to compliance with the transfer procedures set forth in Section 9.1C below; provided, however, no sale, assignment, transfer or grant of participation in the Notes shall be permitted unless:

(a) the Note Holders have given their prior written consent to such sale, assignment, transfer or grant (and any purported sale, assignment, transfer or grant without such consent shall be void and of no effect);

(b) the subsequent purchaser, assignee, transferee or participant is a person who qualifies as an “accredited investor” as that term is defined under SEC Rule 501 of Regulation D under the Securities Act and the transaction complies with applicable state securities Laws; and

(c) the subsequent purchaser, assignee, transferee or participant has provided to the Issuer representations and warranties in the form of Section 9.22M.

(ii) The Issuer hereby acknowledges and agrees that any sale, assignment, transfer or grant of the Notes will give rise to a direct obligation of the Issuer to the transferee, assignee or purchaser. Except with the prior written consent of the Note Holders, no Note Holder (other than the Note Purchaser) shall have a right to consent or vote on any matters hereunder other than with respect to:

(a) the extension of any date of any payment of principal or interest in respect of any Note;

(b) the reduction of the amount of any such payment of principal;

(c) a decrease in the rate of interest on any Note (as specified in the Note) other than any imposition of a default rate of interest;

(d) the termination of any Transaction Document except in accordance with its terms; or

(e) release of all or substantially all of the Collateral securing the Notes other than in accordance with the terms of the Transaction Documents;

provided, however, that the restrictions set forth in this Section 9.1B(ii) shall not apply in respect of such waiver or amendment required by any applicable Law or request of any governmental authority (including in connection with any actual or proposed reorganization, restructuring, bankruptcy, insolvency, or other similar event affecting the Issuer or any other party to the Security Agreements.

(iii) Each Note Holder that sells a participation shall (i) acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes (the “Participant Register”), and (ii) obtain from each Participant the documentation prescribed by Section 3.6E as if such participant were a Note Holder; provided that no Note Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any loans) to any Person except to the extent that such disclosure is necessary to establish that such loan is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Note Holder shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Transaction Document Parties agree that each participant shall be entitled to the benefits of Section 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6E (it being understood that the documentation required under Section 3.6E shall be delivered to the participating Note Holder)) to the same extent as if it were a Note Holder and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 3.6 with respect to any participation than its participating Note Holder would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

C. Procedures. Upon surrender of any Note at the principal office of the Issuer for registration of transfer or exchange (for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each transferee of such Note or part thereof and a representation by each such transferee that such transferee is a Permitted Transferee), the Issuer shall execute and deliver, at the Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be substantially in the form attached in Exhibit A and shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

D. Replacement. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, upon receipt of an unsecured agreement of indemnity or, in the case of any Note Holder that is not an institutional investor, an indemnity bond, in each case in such reasonable amount as the Issuer shall determine, or (ii) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.2 Costs and Expenses

The Issuer agrees to pay on demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Note Holders (including the reasonable and documented fees, expenses and disbursements of consultants and counsel to the Note Holders; provided that such fees, expenses and disbursements, when combined with the other out-of-pockets expenses of the Note Holders reimbursed by the Issuer, shall not exceed $500,000 for any services performed through the Amendment and Restatement Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby and the creation and perfection of the Liens in favor of the Note Holders pursuant to the Security Documents, including filing and recording fees and expenses in any applicable jurisdiction;

(ii) all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of consultants and counsel to the Note Holders) incurred by the Note Holders in connection with the administration of this Agreement and the other Transaction Documents and any amendments, consents and waivers (whether entered into or not) to this Agreement or any other Transaction Document requested by the Issuer, the perfection of the Note Holders’ security interests granted pursuant to the Security Documents in any applicable jurisdiction and the 8-K Filing, the Proxy Statement and the Stockholder Meeting; and

(iii) after the occurrence and during the continuation of a Potential Event of Default or Event of Default, all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and costs of settlement and fees and costs of other consultants) incurred by any Note Holder in enforcing any Obligations of or in collecting any payments due from any Transaction Document Party hereunder or under any other Transaction Document by reason of such Potential Event of Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

9.3 Indemnity

A. In addition to the payment of expenses pursuant to Section 9.2, the Issuer agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Note Holder and its Affiliates and its respective officers, directors, employees, beneficiaries, shareholders and agents (collectively called the “Indemnitees”) from and against any and all other Indemnified Liabilities; provided that the Issuer shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction or (ii) a dispute among Indemnitees not arising from the actions or omissions of the Issuer. In no event shall any Indemnitee be liable to the Issuer for any consequential, indirect, special or punitive damages other than payable with respect to a third party claim.

B. As used herein, “Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), and whether based on any federal, state, or foreign Laws (including securities and commercial Laws and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of:

(i) this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby (including the Note Purchaser’s agreement to purchase the Notes hereunder or the use or intended use of proceeds thereof) or any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral);

(ii) any statement made by the Note Purchaser to the Issuer during the negotiation of this Agreement or the other Transaction Documents prior to the Amendment and Restatement Closing Date; or

(iii) any Environmental Claim or any condition resulting from Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of the Issuer or any other Subject Company.

C. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 9.3A above may be unenforceable because it is violative of any applicable Law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4 Amendments and Waivers

No amendment, modification, termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by the Issuer therefrom shall in any event be effective without the written concurrence of the Note Holders representing greater than fifty percent (50%) of then outstanding principal amount of the Notes (provided that the consent of all Note Holders shall be required for any amendment, modification, termination or waiver would have the effect of increasing the Commitments, reducing the outstanding principal amount or reducing the rate of interest or any fees payable hereunder or postpone the date of payment or amending this Section 9.4) and, if intended to bind the Issuer, of the Issuer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 with the written concurrence of the Note Holders shall be binding upon each holder of the Notes at such time outstanding, each future holder of the Notes, and, if signed by Issuer, on Issuer.

9.5 Notices

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile or sent by recognized national overnight courier service or registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person or otherwise upon receipt. For the purposes hereof, the addresses of the Parties (until notice of a change thereof is delivered as provided in this Section 9.5) shall be as follows:

The Issuer:	Eco-Stim Energy Solutions, Inc.
Address:	2930 W. Sam Houston Pkwy N.
Suite 275
Houston, Texas 77043
Attention:	J. Christopher Boswell
Telephone No.:	281-531-7200
Facsimile No.:	281-531-5297

The Note Purchaser:	FT SOF VII HOLDINGS, LLC
Address:	c/o Fir Tree Inc.
55 West 46th Street
New York, New York 10036
Email:	operations@firtree.com
With Legal Notices only to:
Email:	legalnotice@firtree.com
Attention:	General Counsel

If to the Note Purchaser,
with a copy to:	Stroock & Stroock & Lavan LLP
Address:	180 Maiden Lane
New York, New York 10038
Attention:	Lucas T. Charleston, Esq.
Telephone No.:	212-806-5419
Email:	lcharleston@stroock.com

If to any other Note Holder: the address specified in the transfer instrument delivered to the Issuer in connection with the assignment of any Note or portion thereof to it.

9.6 Survival of Warranties and Certain Agreements

All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Notes hereunder. Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of the Issuer set forth in Sections 3.5, 3.6, 9.2 and 9.3 shall survive repayment or conversion of the Notes and termination of this Agreement.

9.7 Failure or Indulgence Not Waiver, Remedies Cumulative

No failure or delay on the part of any Note Holder in the exercise of any power, right or privilege hereunder or under such Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Transaction Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

9.8 Severability

In case any provision in or obligation under this Agreement or any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.9 Headings

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.10 Independence of Covenants

Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.11 Applicable Law

THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Successors and Assigns, Subsequent Holders of the Notes

This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and the successors and permitted assigns of the Note Holders. The terms and provisions of this Agreement and the other Transaction Documents shall inure to the benefit of any permitted assignee or transferee of any Notes, and in the event of such transfer or assignment, the rights and privileges herein and in the other Transaction Documents conferred upon the Note Holders shall automatically extend to and be vested in such permitted assignee or transferee, all subject to the terms and conditions hereof and of the other Transaction Documents. The Issuer’s rights and interests hereunder may not be assigned without the prior written consent of all the Note Holders.

9.13 Marshaling, Payments Set Aside

No Note Holder shall be under any obligation to marshal any assets in favor of the Issuer or any other party or against or in payment of any or all of the Obligations. To the extent that the Issuer makes a payment to any Note Holder, or any Note Holder enforces any security interests or exercises its rights of set-off, and such payment or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.14 Set-Off

In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Note Holder is hereby authorized by the Issuer at any time or from time to time, without notice to the Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Note Holder to or for the credit or the account of the Issuer against and on account of the obligations and liabilities of the Issuer to that Note Holder under this Agreement and the other Transaction Documents, including all claims of any nature or description arising out of or connection with this Agreement or any other Transaction Document, irrespective of whether or not, (i) that Note Holder shall have made any demand hereunder, or (ii) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.15 Ratable Sharing

A. The Note Holders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any similar law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Note Holder hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Note Holder) which is greater than the proportion received by any other Note Holder in respect of the Aggregate Amounts Due to such other Note Holder, then the Note Holder receiving such proportionately greater payment shall:

(i) notify each other Note Holder of the receipt of such payment; and

(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Note Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Note Holders in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Note Holder is thereafter recovered from such Note Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Note Holder ratably to the extent of such recovery, but without interest.

B. The Issuer expressly consents to the arrangement contemplated in Section 9.15A and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.16 Classification of Transaction

Notwithstanding anything to the contrary herein contained, the Note Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and neither the Issuer nor the Note Holders intend any Note Holder to be, deemed a partner or joint venturer with the Issuer.

9.17 Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR ANY STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION). BY EXECUTING AND DELIVERING THIS AGREEMENT, THE ISSUER FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ISSUER, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.5;

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE ISSUER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v) AGREES THAT THE NOTE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(vi) AGREES THAT THE PROVISIONS OF THIS SECTION 9.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.18 Waiver of Jury Trial

THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement for the Parties to enter into a business relationship that the Parties have already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The Parties further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19 Exculpation

The Issuer acknowledges that neither the partners, members, participants or beneficiaries of any Note Holder nor any investment manager or adviser to any Note Holder, nor any of their respective officers, directors, employees, partners, members or shareholders, assume any personal liability for any of the obligations under the Transaction Documents.

9.20 This Agreement Controls

In the event any provision of this Agreement and any of the other Transaction Documents shall conflict, the provisions of this Agreement shall govern.

9.21 Counterparts, Effectiveness

This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each Party and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party.

9.22 Representations of the Note Purchaser

The Note Purchaser represents and warrants that, as of the Amendment and Restatement Closing Date:

A. Organization; Authority. Such Note Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Additional Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

B. No Public Sale or Distribution. Such Note Purchaser is, (i) acquiring the Notes, and (ii) upon conversion of the Notes will acquire the Shares issuable pursuant to the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, such Note Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and in accordance with the terms of this Agreement and the Additional Transaction Documents. Such Note Purchaser is acquiring the Notes hereunder in the ordinary course of its business. Such Note Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Notes (or the Shares issuable upon conversion thereof).

C. Accredited Investor Status. Such Note Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

D. Reliance on Exemptions. Such Note Purchaser understands that the Notes (and the Shares issuable upon conversion thereof) are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Issuer is relying in part upon the truth and accuracy of, and such Note Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Note Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Note Purchaser to acquire the Notes (and the Shares issuable upon conversion thereof).

E. Information. Such Note Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Notes (and the Shares issuable upon conversion thereof) that have been requested by such Note Purchaser. Such Note Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. Neither such inquiries nor any other due diligence investigations conducted by such Note Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Note Purchaser’s right to rely on the Issuer’s representations and warranties contained herein. Such Note Purchaser understands that its investment in the Notes (and the Shares issuable upon conversion thereof) involves a high degree of risk. Such Note Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes (and the Shares issuable upon conversion thereof).

F. No Governmental Review. Such Note Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes (or the Shares issuable upon conversion thereof) or the fairness or suitability of the investment in the Notes (or the Shares issuable upon conversion thereof) nor have such authorities passed upon or endorsed the merits of the offering of the Notes (or the Shares issuable upon conversion thereof).

G. Transfer or Resale. Such Note Purchaser understands that except as provided in the Registration Rights Agreement:

(i) the Notes (and the Shares issuable upon conversion thereof) have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless:

(a) subsequently registered thereunder;

(b) such Note Purchaser shall have delivered to the Issuer an opinion of counsel, in a form reasonably acceptable to the Issuer, to the effect that such Notes or Shares issued upon conversion thereof to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; or

(c) such Note Purchaser provides the Issuer with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144;

(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Notes or Shares issuable upon conversion thereof under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and

(iii) neither the Issuer nor any other Person is under any obligation to register the Notes or the Shares issuable upon conversion thereof under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

H. Legends. Such Note Purchaser understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Shares issuable upon conversion of the Notes have been registered under the Securities Act as contemplated by the Registration Rights Agreement, the stock certificates representing any Shares issued upon conversion of the Notes, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Issuer shall issue a certificate without such legend to the holder of the Notes or Shares issued upon conversion of the Notes upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (i) such Notes or Shares issued upon conversion of the Notes are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Issuer with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Notes or Shares issued upon conversion of the Notes may be made without registration under the applicable requirements of the Securities Act, or (iii) the Notes or Shares issued upon conversion of the Notes can be sold, assigned or transferred pursuant to Rule 144. The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

I. Validity; Enforcement. This Agreement and the Additional Transaction Documents to which the Note Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of such Note Purchaser and shall constitute the legal, valid and binding obligations of such Note Purchaser enforceable against such Note Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

J. No Conflicts. The execution, delivery and performance by such Note Purchaser of this Agreement and the Additional Transaction Documents to which the Note Purchaser is a party and the consummation by such Note Purchaser of the transactions contemplated hereby and thereby will not, (i) result in a violation of the organizational documents of such Note Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Note Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Note Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Note Purchaser to perform its obligations hereunder.

K. [Reserved]

L. Experience of the Note Purchaser. Such Note Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes and the Shares issuable upon conversion thereof, and has so evaluated the merits and risks of such investment. Such Note Purchaser is able to bear the economic risk of an investment in the Notes and the Shares issuable upon conversion thereof and is able to afford a complete loss of such investment.

M. Plan Assets; Prohibited Transactions. Either:

(i) the Note Purchaser is not, and is not using assets of, a Benefit Plan Investor or of a governmental, church or non-U.S. plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code (“Similar Law”) or any entity whose assets are treated as assets of any such plan to purchase the Notes and Common Stock; or

(ii) the purchase and holding of any Notes or any interest therein and the acquisition of any Common Stock or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any Similar Law.

N. No Short Sales. The Note Purchaser shall not sell or effect any short sales or similar transactions involving Equity Interests of the Issuer from the Amendment and Restatement Closing Date until the Proxy Filing Date.

9.23 Confidentiality

A. Each of the Parties shall hold as confidential this Agreement and any of its terms, and each Transaction Document, except as permitted in Sections 9.23C and 9.23D.

B. Each Note Holder shall hold all non-public information provided by the Issuer to it pursuant to the requirements of this Agreement that has been identified in writing as confidential by the Issuer in accordance with such Note Holder’s customary procedures for handling confidential information of this nature.

C. Each of the Parties may make disclosures:

(i) to the extent required by applicable Laws or by any judicial or administrative proceeding;

(ii) to the extent requested by any Government Authority, provided that, unless specifically prohibited by applicable Law or court order, each Note Holder shall notify the Issuer of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Note Holder by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information;

(iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Transaction Documents or the enforcement of rights hereunder;

(iv) to its Affiliates, and its and its Affiliates’ partners, members, directors, officers, employees, representatives and agents, advisors, including investment bankers, accountants, legal counsel and other advisors, to the extent the foregoing are directly involved in the transaction contemplated under this Agreement, and on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);

(v) to the extent such information (a) becomes publicly available other than as a result of a breach of this Section 9.23 or (b) becomes available to the Note Purchaser or any Note Holder on a non-confidential basis from a source other than the Issuer;

(vi) to any other party to the Transaction Documents;

(vii) subject to an agreement containing provisions substantially the same as those of this Section 9.23, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any transactions relating to Obligations; and

(viii) with the consent of: (a) each of the Note Holders, in the case of disclosure by the Issuer; and (b) the Issuer and the other Note Holders, in the case of disclosure by a Note Holder.

D. The Note Purchaser and each Note Holder may disclose the existence of this Agreement, and information on the transaction contemplated under this Agreement to existing or prospective institutional investors of any fund managed by Fir Tree Partners, or any of its Affiliates, and in addition to market data collectors, similar service providers to the lending industry, and service providers to the Note Purchaser and the Note Holders, and their respective shareholders, directors, officers, partners, separate account participants, beneficiaries, employees, advisors (including financial, legal and accounting), agents and representatives.

E. Each Note Holder may make disclosures to any nationally recognized rating agency that requires access to information about a Note Holder’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Note Holder or its Affiliates (and that no written or oral communications from counsel to the Note Purchaser and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Note Holder or a participant hereunder).

F. In no event shall any Note Holder be obligated or required to return any materials furnished by the Issuer, any other Subject Company or Transaction Document Party.

9.24 Reinstatement

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of any creditor or should a receiver or trustee be appointed for all or any significant part of any of the Issuer’s assets. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” any settlement or compromise with any Person (including the Issuer) in respect of such payment or otherwise, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.25 Coordination Among the Note Holders

The provisions of this Section 9.25 are solely for the benefit of the Note Holders and no Transaction Document Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions of this Section 9.25. Anything contained in any of the Transaction Documents to the contrary notwithstanding, each Note Holder hereby agrees that no Note Holder shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce or take any other action under any Transaction Document, without the prior written consent of the Note Holders, and each Note Holder agrees with the other Note Holders that it will take no action to realize upon any of the Collateral or to enforce or take any other action under any Transaction Document without such consent.

9.26 Amendment and Restatement

A. The Issuer hereby acknowledges, confirms and agrees that the Issuer is indebted to the Note Holders in an amount equal to the amount of the Initial Notes outstanding on the Amendment and Restatement Closing Date, together with all interest accrued and accruing thereon (it being understood that all such interest shall constitute Additional Notes issued on the Amendment and Restatement Closing Date), and all fees, costs, expenses and other charges relating thereto (collectively, the “Existing Obligations”), all of which are unconditionally owing by the Issuer to the Note Holders without offset, defense or counterclaim of any kind, nature or description whatsoever

B. The Issuer, on behalf of itself and the other Subject Companies, hereby acknowledges, confirms and agrees that the Note Holders have and shall continue to have a security interest in and Lien upon the Collateral heretofore granted to the Note Holders pursuant to the Original Note Facility Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Transaction Documents or otherwise granted to or held by the Note Purchaser or any Note Holder.

C. The Liens and security interests of the Note Holders in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests, whether under the Original Note Facility Agreement, this Agreement or any other Transaction Document (as defined in the Original Note Facility Agreement or this Agreement).

D. The Issuer, on behalf of itself and the other Subject Companies, hereby acknowledges, confirms and agrees that (in each case excepted as modified herein) (a) the Original Note Facility Agreement and each other Transaction Document (as defined in the Original Note Facility Agreement) has been duly executed and delivered by the Subject Companies party thereto and is in full force and effect as of the Amendment and Restatement Closing Date and (b) the agreements and obligations of the Subject Companies contained in the Original Note Facility Agreement and each other Transaction Document to the extent a party thereto constitute the legal, valid and binding obligations of the Subject Companies, enforceable against each of them in accordance with their respective terms and no Subject Company has a valid defense to the enforcement of such obligations and (c) the Note Purchase and the Note Holders are entitled to all of the rights and remedies provided for in the Original Note Facility Agreement.

E. Except as otherwise stated herein, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Note Facility Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Transaction Documents, except that nothing herein or in any of the other Transaction Documents shall impair or adversely affect the continuation of the liability of Subject Companies for the Obligations heretofore granted, pledge and/or assigned to or for the benefit of the Note Purchaser or any Note Holder. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Subject Companies evidenced by or arising under the Original Note Facility Agreement and the other Transaction Documents, and the Liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released by this amendment and restatement (in each case, excepted as modified herein).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Convertible Note Facility Agreement to be executed by its respective duly authorized officers as of the date first written above.

THE ISSUER:

ECO-STIM ENERGY SOLUTIONS, INC.
a Nevada corporation

By:	/s/ Jon Christopher Boswell
Name:	Jon Christopher Boswell
Title:	President and Chief Executive Officer

ESES – Amended and Restated Convertible Note Facility Agreement

THE NOTE PURCHASER:

FT SOF VII HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

ESES – Amended and Restated Convertible Note Facility Agreement